AGREEMENT AND PLAN OF MERGER
among
JJR VI ACQUISITION CORP.,
ATLAS ACQUISITION CORP.,
KINGSWAY FINANCIAL SERVICES INC.
and
AMERICAN INSURANCE ACQUISITION INC.

December 14, 2010

ARTICLE 1 DEFINITIONS<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>1
1.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 2 TRANSACTION<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>10
2.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
2.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF JJR VI<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>14
3.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.10<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.11<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.12<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.13<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.14<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.15<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.16<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.17<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.18<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.19<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.20<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
3.21<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>18
4.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.10<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.11<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.12<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.13<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.14<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.15<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.16<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.17<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.18<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.19<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.20<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.21<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.22<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.23<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.24<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.25<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.26<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.27<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.28<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.29<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.30<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.31<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.32<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.33<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.34<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.35<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.36<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.37<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.38<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.39<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.40<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.41<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.42<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.43<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
4.44<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF KFS<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>32
5.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
5.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
5.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
5.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
5.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>34
6.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
6.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 7 COVENANTS OF THE COMPANY AND KFS<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>35
7.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
7.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 8 COVENANTS OF JJR VI<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>39
8.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
8.10<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 9 ADDITIONAL COVENANTS OF KFS<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>42
9.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
9.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
9.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
9.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
9.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 10 CONDITIONS PRECEDENT<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>43
10.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
10.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 11 CLOSING<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>47
11.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
11.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
11.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 12 TERMINATION<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>48
12.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
12.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
12.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
12.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 13 INDEMNIFICATION<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>50
13.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
13.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 14 ADDITIONAL COVENANTS<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>54
14.1<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
14.2<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
14.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
14.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
14.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
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14.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
ARTICLE 15 GENERAL<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>58
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15.3<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.4<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.5<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.6<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.7<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.8<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.9<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.10<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.11<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.12<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.13<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.14<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.15<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>
15.16<wf:span xmlns:wf="http://www.webfilings.com/wfml/2009"><wf:tab/></wf:span>

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger is entered into on December 14, 2010 by and between JJR VI Acquisition Corp. (“JJR VI”), an Ontario corporation, Atlas Acquisition Corp. (“Subco”), a Delaware corporation, Kingsway Financial Services Inc. (“KFS”), an Ontario corporation, and American Insurance Acquisition Inc. (the “Company”), a Delaware corporation.
RECITALS:
WHEREAS the respective Boards of Directors of JJR VI, Subco, KFS and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Subco be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms of this Agreement such that the Company will be the surviving corporation and will become a subsidiary of JJR VI (the “Merger”);
AND WHEREAS from and after the Effective Time, the parties intend that the Resulting Issuer shall be treated as a “domestic corporation” for U.S. federal (and applicable state and local) income tax purposes under Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provisions of state and local tax law;
AND WHEREAS JJR VI, Subco, KFS and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.
Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
Article 1
DEFINITIONS

1.1	Definitions. In this Agreement (including the preamble, recitals and each Schedule hereto), the following terms have the meanings ascribed thereto as follows:
“ACIC” means American Country Insurance Company, a corporation incorporated under the laws of the State of Illinois.
“Acquisition” means the merger of Subco with and into the Company and which acquisition shall constitute the Qualifying Transaction of JJR VI within the meaning of the CPC Policy.
“Act” means the Securities Act (Ontario), the regulations thereto and all Blanket Rulings, Policy Statements, Orders, Rules and Notices of the Ontario Securities Commission, which have the force of law.
“Adverse Development Agreement” has the meaning set forth in subsection 10.1(t) hereof.
“Affiliate” has the meaning specified in the OBCA.
“Agreement” means this Agreement and Plan of Merger and any instrument supplemental or ancillary hereto; and the expressions “Article”, “section”, and “subsection” followed by a number means and refers to the specified Article, section or subsection of this Agreement.
“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.
“ASI” means American Service Insurance Company, Inc., a corporation incorporated under the laws of Illinois.
“Assets” means the property and assets of the Company, ACIC and/or ASI as a going concern, of every kind and description and wheresoever situated.
“Atlas Information” has the meaning set forth in Section 4.16 hereof.
“August Meeting Matters” means the following items approved by the JJR VI Shareholders at a meeting held on August 20, 2010:

(a)	the Name Change;

(b)	the appointment of KPMG LLP as the new auditors of JJR VI upon completion of the Merger;

(c)	the Continuance;

(d)	the election of directors; and

(e)	the adoption of the Stock Option Plan.
“Benefit Plans” means each pension, retirement, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, leave of absence, disability, salary continuation, legal benefits, unemployment benefits, vacation pay, holiday pay, employee loan, education assistance, incentive or bonus or similar plan, policy or arrangement maintained, sponsored or contributed to by the entity in question.
“Board of Directors” means the board of directors of the Company.
“Building Expense Subsidy Agreement” has the meaning set forth in subsection 10.1(s) hereof.
“Buildings” has the meaning set forth in Section 4.16 hereof.
“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the State of Delaware or the City of Toronto.
“Cayman Articles” means the memorandum and articles of association attached hereto as Schedule 8.6.
“Certificate of Merger” has the meaning set forth in subsection 2.1(c) hereof.
“Claims” has the meaning set forth in Section 13.1 hereof.
“Closing” means the completion of the transactions contemplated herein.
“Closing Date” means (i) December 31, 2010, however if all conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied or waived at Closing) have not been satisfied or waived by that date, then “Closing Date” means the first Business Day following the date upon which all such conditions are satisfied or waived, or (ii) such other Business Day as the Parties may agree in writing.
“Code” has the meaning specified in the recitals above.
“Company” means American Insurance Acquisition Inc., a Delaware corporation, which is wholly‑owned by KAI.
“Company Common Shares” means the shares of common stock in the capital of the Company.
“Company Information” has the meaning set forth in subsection 8.5(a) hereof.
“Company Officers” means Scott Wollney and Paul Romano.
“Company Preferred Shares” means the shares of preferred stock in the capital of the Company.
“Company’s Financial Statements” means the audited financial statements of ACIC and ASI as at, and for the fiscal years ended, December 31, 2007, 2008 and 2009 and the unaudited interim financial statements of ACIC and ASI as at, and for the period ended, September 30, 2010, copies of which are annexed hereto as Schedule 1.1(a).
“Company Shareholders” means the holders of the Company Common Shares.
“Company Shares” means Company Common Shares and Company Preferred Shares.
“Company Warrant” means a common share purchase warrant of the Company, expiring three years after the closing of the Acquisition, entitling the holder thereof to one Company Common Share upon exercise of such warrant and payment of the $2.00 exercise price, subject to the terms of the warrant certificate.
“Consolidation” means the consolidation of JJR VI Common Shares on the basis of one new JJR VI Common Share for each 10 outstanding JJR VI Common Shares outstanding prior thereto.
“Constituent Corporations” means Subco and the Company.
“Continuance” means the continuance of JJR VI from the OBCA to the Companies Law of the Cayman Islands.
“Corporate or Partnership Subsidiary” means (i) an entity treated as a corporation for U.S. federal income tax purposes in which a Person directly or indirectly holds equity interests equal to fifty percent (50%) or more of the voting power or value of such entity, or (ii) a partnership or disregarded entity for U.S. federal income tax purposes in which a Person directly or indirectly holds a ten percent (10%) or greater interest in the profits or capital of such entity.
“CPC Policy” means Policy 2.4 – Capital Pool Companies of the TSXV.
“December Meeting Matters” means the following items to be considered by JJR VI Shareholders at a meeting to be held on December 17, 2010:

(a)	the Consolidation;

(b)	the Share Amendment;

(c)	the election of the board of directors of the Resulting Issuer; and

(d)	the adoption of the amended Stock Option Plan.
“DGCL” has the meaning set forth in the first recital above.
“Disclosure Letter” means the letter dated the date hereof from the Company addressed to JJR VI and KFS setting out certain disclosures contemplated in this Agreement.
“Distributors” means those licensed agents who distribute policies of insurance on behalf of the Company, ACIC or ASI.
“Effective Time” means the time the Merger becomes effective as specified in the Certificate of Merger, which is anticipated to be 11:59 p.m. on the Closing Date or such other date and time as JJR VI and the Company may agree.
“Environment” includes the air, surface water, ground water, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any environmental law, and “Environmental” shall have a similarly extended meaning.
“Environmental Laws” means all applicable laws relating in whole or in part to the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any building.
“Equity” means Equity Financial Trust Company.
“Escrow Agreement” means the subscription receipt escrow agreement between KAI and Equity dated November 1, 2010.
“Filing Statement” means the filing statement of JJR VI in the form prescribed by the TSXV, pertaining to the Qualifying Transaction and which shall be filed on SEDAR prior to the closing of the Acquisition.
“Final Date” means January 31, 2011.
“GAAP” means generally accepted accounting principles as in effect from time‑to‑time, consistently applied.
“Governmental Entity” means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, court or other law, rule or regulation‑making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof, including, for greater certainty and without limitation, any securities authorities and stock exchanges.
“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.
“Indemnified Party” has the meaning set forth in subsection 13.8 hereof.
“Indemnified Person” has the meaning set forth in subsection 13.4(a) hereof.
“Indemnifying Party” has the meaning set forth in subsection 13.4(a) hereof.
“Intellectual Property” means all, domestic or foreign, trade or brand names, business names, business styles, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, distinguishing guises, copyrights, copyright registrations and applications, industrial design, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), internet domain names, internet websites, database rights, logos, Software, Software licenses, trade secrets, proprietary information and know‑how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual, industrial or proprietary rights, whether registered or not, anywhere in the world together with all rights under licences, registered user agreements, technology transfer agreements and other contracts or instruments relating to any of the foregoing.
“JJR Indemnified Parties” has the meaning set forth in Section 13.1 hereof.
“JJR VI” means JJR VI Acquisition Corp.
“JJR VI Assets” means the property and assets of JJR VI as a going concern, of every kind and description and wheresoever situated.
“JJR VI Common Shares” means common shares in the capital of JJR VI.
“JJR VI Information” has the meaning set forth in subsection 7.5(a) hereof.
“JJR VI Option” means an outstanding stock option of JJR VI.
“JJR VI’s Financial Statements” means the audited financial statements of JJR VI for the period from December 21, 2009 to December 31, 2009, annexed hereto as Schedule 1.1(b).
“JJR VI Shareholders” means the holders of JJR VI Common Shares.
“KAI” means Kingsway America Inc., a Delaware corporation and a wholly‑owned subsidiary of KFS.
“KAI Notes” means the promissory notes dated November 1, 2010, of the Company evidencing debt to KAI in the aggregate amount of $7,967,005.
“KFS” means Kingsway Financial Services Inc., a corporation incorporated under the laws of Ontario.
“KFS Assigning Agreements” means the agreements listed in Section 10.1(p) of the Disclosure Letter.
“KFS Officers” means Larry Swets, Daniel Brazier, and Bill Hickey.
“KFS Surviving Agreements” means the agreements listed in Section 10.1(n) of the Disclosure Letter.
“KFS Termination” has the meaning set forth in Section 12.1 hereof.
“KFS Terminating Agreements” means the agreements listed in Section 10.1(o) of the Disclosure Letter.
“KFS Transferred Intellectual Property” means the intellectual property listed in Section 10.1(q) of the Disclosure Letter.
“Letter of Intent” means the letter agreement between JJR VI and KFS dated May 26, 2010, as amended on July 29, 2010, as of August 31, 2010, as of September 5, 2010, as of September 10, 2010, as of September 17, 2010, as of September 24, 2010, as of October 1, 2010, as of October 8, 2010, as of October 22, 2010 and as of November 5, 2010.
“Licences” has the meaning set forth in Section 4.20 hereof.
“Lien” means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation or restricts transfer.
“Material Adverse Effect” means, with respect to any Person, an event, matter or circumstance, the effect of which is materially adverse to the business, operations or condition (financial or otherwise) of the Person, other than any effect resulting from (i) changes in general economic conditions affecting the Person and the industry in which the Person operates, (ii) changes in applicable laws, (iii) changes in GAAP, or (iv) this Agreement, or the Ancillary Agreements, or the completion of the transactions contemplated in this Agreement and the Ancillary Agreements.
“Merger” means the merger of Subco with and into the Company pursuant to the provisions of the DGCL in the manner contemplated in and pursuant to the terms and conditions of this Agreement.
“NAIC” means National Association of Insurance Commissioners.
“Name Change” means a change of the name of JJR VI from “JJR VI Acquisition Corp.” to “Atlas Financial Holdings, Inc.” or such other name as is agreed to by the Company and JJR VI.
“Non‑Assignable Contract” means any of the KFS Assigning Agreements or Shared Agreements:

(a)	an assignment or attempted assignment of which would constitute a breach thereof without the consent of a third party if such consent has not been obtained; or

(b)	an assignment of which would contravene any applicable law.
“OBCA” means the Business Corporations Act (Ontario).
“Offer” has the meaning set forth in Section 12.1 hereof
“Party” means a party to this Agreement and “Parties” means all parties to this Agreement.
“Permitted Activities” has the meaning set forth in Section 7.3 hereof.
“Permitted Party” has the meaning set forth in Section 7.3 hereof.
“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity.
“Private Placement” means the private placement of 3,983,502 Subscription Receipts undertaken by the Company on November 1, 2010 for gross proceeds of $7,967,005.
“Real Property” has the meaning set forth in Section 4.16 hereof.
“Registration Rights Agreement” has the meaning set forth in subsection 10.2(h) hereof.
“Required Consents and Approvals” means:

(a)	the approval of the Department of Insurance in the State of Illinois;

(b)	the approval of the TSXV of the Acquisition and conditional approval for the listing of the Resulting Issuer Ordinary Shares;

(c)	the approval of the shareholders of JJR VI to the December Meeting Matters;

(d)	the approval of the Ontario Companies and Personal Property Security Branch of the Ministry of Government Services (Ontario) for the Consolidation;

(e)
the approval of the Ministry of Finance (Ontario), the Ontario Securities Commission and the Ontario Companies and Personal Property Security Branch of the Ministry of Government Services (Ontario) for the Continuance; and

(f)	the approval of The Cayman Islands Registrar of Companies for the Continuance.
“Resulting Issuer” means JJR VI upon the completion of the Merger.
“Resulting Issuer Option” means a stock option of the Resulting Issuer.
“Resulting Issuer Ordinary Shares” means the ordinary voting shares in the share capital of the Resulting Issuer.
“Resulting Issuer Preferred Shares” means the preferred shares in the share capital of the Resulting Issuer.
“Resulting Issuer Restricted Voting Shares” means the restricted voting shares in the share capital of the Resulting Issuer.
“Resulting Issuer Warrant” means a common share purchase warrant of the Resulting Issuer, expiring three years after the closing of the Acquisition, entitling the holder thereof to one Resulting Issuer Ordinary Share upon exercise of such warrant and payment of the $2.00 exercise price, subject to the terms of the warrant certificate.
“SEDAR” means the System for Electronic Document Analysis and Retrieval.
“Share Amendment” means the amendment to the proposed articles of association of JJR VI to provide for Resulting Issuer Preferred Shares and Resulting Issuer Restricted Voting Shares to be considered by the shareholders at a meeting of JJR VI Shareholders to be held on December 17, 2010.
“Shared Agreement” means each agreement listed on Section 10.1(p) of the Disclosure Letter pursuant to which KFS or an Affiliate and one of the Company, ACIC or ASI is a party and whereby such parties share the rights, interests, benefits and liabilities thereunder in accordance with the terms of each such contract.
“Software” means all computer programs in source, object and executable code form used (including all modules, routines and sub‑routines), data, databases, and all source and other preparatory materials relating to them (including user requirements), functional specifications, and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding (including any relevant manuals or other documentation), computer‑generated works together with all translations, adaptations, modifications, derivations, combination and derivative works (other than so‑called shrink‑wrap software and similar computer software commonly used in business).
“Solicitation Activities” has the meaning set forth in Section 7.3 hereof.
“Statutory Statements” means the financial statements required to be filed by ACIC and ASI with the Department of Insurance in the State of Illinois for the fiscal years ended December 31, 2009, 2008 and 2007 and for the nine‑month period ended September 30, 2010.
“Stock Option Plan” means the stock option plan to be adopted by the Resulting Issuer upon completion of the Acquisition, substantially in the form approved by the JJR VI Shareholders at the meeting held on December 17, 2010.
“Subco” means Atlas Acquisition Corp., a direct, wholly‑owned subsidiary of JJR VI incorporated under the DGCL on December 6, 2010 for the sole purpose of effecting the Merger in connection with the Acquisition.
“Subco Shares” means all of the outstanding common shares in the capital of Subco.
“Subordinated Surplus Debentures” means collectively, the U.S. $8,800,000 principal amount subordinated surplus debenture issued by ASI in favour of KAI dated September 30, 2009 with a maturity date of September 30, 2039, the U.S. $4,700,000 principal amount subordinated surplus debenture issued by ACIC in favour of KAI dated September 30, 2009 with a maturity date of September 30, 2039 and the U.S. $950,000 principal amount subordinated surplus debenture issued by Southern United Fire Insurance Company in favour of KAI dated September 18, 2009 with a maturity date of September 30, 2039.
“Subscription Receipt” means a subscription receipt issued by the Company under the Private Placement at a purchase price of $2.00 per receipt, each exchangeable into one Company Common Share and one Company Warrant immediately prior to the Merger.
“Subscription Receipt Agreement” means the subscription receipt agreement between the Company, KAI and Equity dated November 1, 2010 regarding the Subscription Receipts.
“SUGAT” means Southern United General Agency of Texas, Inc.
“Surviving Corporation” has the meaning set forth in subsection 2.1(a) hereof.
“Target” has the meaning set forth in Section 12.1 hereof.
“Target Alternative Transaction” has the meaning set forth in Section 12.1 hereof.
“Target Alternative Transaction Agreement” has the meaning set forth in Section 12.1 hereof.
“Tax Benefit” has the meaning set forth in subsection 13.5(c) hereof.
“Tax Proceeding” has the meaning set forth in subsection 13.4(b) hereof.
“Third Party Claim” has the meaning set forth in Section 13.4(a) hereof.
“Transferred Employees” means the employees listed in Section 4.41 of the Disclosure Letter.
“Transition Services Agreement” means the transition services agreement to be entered into at Closing between KFS and the Company in substantially the form attached hereto as Schedule 10.1(l).
“TSXV” means the TSX Venture Exchange.
“UCC Lease Agreement” has the meaning set forth in subsection 10.1(j) hereof.
Article 2
TRANSACTION

2.1	Transaction.

(a)
The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and the Certificate of Merger, Subco shall be merged with and into the Company pursuant to this Agreement and the DGCL, the separate corporate existence of Subco shall cease, and the Company shall continue as the surviving corporation under its present name pursuant to the DGCL. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

(b)
Effect of Merger. The effect of the Merger shall be as set forth in section 259 of the DGCL and, as such, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and shall be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

(c)
Effective Time. The consummation of the Merger shall be effected at the Effective Time. Subject to the provisions of this Agreement, Subco and the Company will cause a copy of the Certificate of Merger, substantially in the form attached hereto as Schedule 2.1(c) (the “Certificate of Merger”), and such other documents as are required to be filed to give effect to the Merger to be executed, delivered and filed with the Secretary of State of the State of Delaware in accordance with section 251 of the DGCL to reflect the Effective Time.

(d)
Certificate of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company, as amended to be in substantially the form provided in the Certificate of Merger. From and after the Effective Time and until further amended in accordance with law, the By‑laws of the Company as in effect immediately prior to the Effective Time shall be the By‑laws of the Surviving Corporation.

(e)
Taking of Necessary Action; Further Action. JJR VI, Subco, KFS and the Company shall each use its commercially reasonable efforts to take all such action as may be necessary or appropriate to effect the Merger including obtaining all orders and approvals required from applicable third parties. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

2.2    Public Announcement.
Immediately after the execution of this Agreement, JJR VI shall issue a public announcement, announcing the entering into of this Agreement, which announcement shall address all matters required by TSXV policies and shall be in form and substance acceptable to each of them, acting in a commercially reasonable manner. Subject to applicable law, no Party shall issue any news release or public statements with respect to this Agreement or the Merger without giving notice of such announcement or statement to all of the other Parties, consulting the other Parties with respect to its form and content, and obtaining the consent of the other Parties, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the disclosing party shall have the right to make the announcement or statement without the consent of the other Parties if the disclosing party has been advised by its legal counsel that the information must be disclosed under applicable law or that changes to the proposed disclosure suggested by any other Party would make the disclosure misleading or otherwise not responsive to applicable law. As used in this Section 2.2, a public announcement or statement includes a filing with a Governmental Entity.
2.3    Merger Events.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)
each Company Common Share issued and outstanding immediately prior to the Merger becoming effective (other than those Company Common Shares held by KAI) shall be converted into the right to receive one (1) fully paid and non‑assessable Resulting Issuer Ordinary Share;

(b)
each Company Common Share issued and outstanding immediately prior to the Merger becoming effective and held by KAI shall be converted into the right to receive one (1) fully paid and non‑assessable Resulting Issuer Restricted Voting Share;

(c)
each Company Preferred Share issued and outstanding immediately prior to the Merger becoming effective shall be converted into the right to receive one (1) fully paid and non‑assessable Resulting Issuer Preferred Share;

(d)	each Subco Share issued and outstanding immediately prior to the Merger becoming effective shall be exchanged for one (1) share of common stock of the Surviving Corporation; and

(e)	the Surviving Corporation shall be a wholly‑owned subsidiary of JJR VI.
2.4    Convertible Securities.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)	each Company Warrant issued and outstanding immediately prior to the Merger becoming effective shall be exchanged pursuant to its terms for one Resulting Issuer Warrant;

(b)	each JJR VI Option issued and outstanding immediately prior to the Merger becoming effective shall be exchanged pursuant to its terms for one Resulting Issuer Option; and

(c)
the certificates representing the Company Warrants shall cease to represent any claim upon or interest in the Company other than the right of the holder to receive, pursuant to the terms hereof, warrants of the Resulting Issuer in accordance with subsection 2.4(a) hereof.

2.5    Certificates.
At the Effective Time:

(a)
the certificates representing each Company Common Share and Company Preferred Share shall be cancelled, and Resulting Issuer Ordinary Shares, Resulting Issuer Restricted Voting Shares and Resulting Issuer Preferred Shares shall be issued to the registered holders, respectively, pursuant to the rights provided in Section 2.3 and a certificate representing each such share shall be issued to the holders;

(b)
the original share certificate of Subco registered in the name of JJR VI shall be cancelled and the Surviving Corporation shall issue to JJR VI a share certificate for the number of Surviving Corporation shares to be issued to JJR VI as provided in Section 2.3 hereof;

(c)
the certificates representing the Company Shares shall cease to represent any claim upon or interest in the Company other than the right of the holder to receive, pursuant to the terms hereof, shares of the Resulting Issuer in accordance with subsection 2.5(a) hereof; and

(d)
subject to the delivery and surrender by the holder thereof to JJR VI of certificates representing Company Warrants, JJR VI shall issue to each such holder certificates representing the number of Resulting Issuer Warrants to which such holder is entitled.

2.6    Merged Corporation.
Unless otherwise determined in accordance with applicable law by the Surviving Corporation or its shareholders, the following provisions will apply:

(a)
Number of Directors. The board of directors of the Surviving Corporation shall consist of a minimum number of one (1) director and a maximum of twelve (12) directors. The directors of the Surviving Corporation from time‑to‑time shall be empowered to determine the number of directors of the Surviving Corporation within the minimum and maximum number set out in the Certificate of Incorporation of the Surviving Corporation, as amended from time‑to‑time.

(b)	Officers and Directors. As of the Effective Time, the initial directors of the Surviving Corporation shall be:
Scott D. Wollney
Jordan M. Kupinsky
Larry G. Swets
Gordon Pratt
As of the Effective Time, the initial officers of the Surviving Corporation and their titles shall be as follows:

Scott Wollney	‑	Chief Executive Officer
Paul Romano	‑	Chief Financial Officer

(c)	Fiscal Year. The fiscal year end of the Surviving Corporation shall be December 31 in each year, until changed by resolution of the Board of Directors.

(d)	Name. The name of the Surviving Corporation shall be American Insurance Acquisition Inc. or such other name as agreed to by JJR VI and the Company.

(e)	Registered Office. The registered office of the Surviving Corporation shall be the registered office of the Company.
2.7    Fractional Shares.
No fractional Resulting Issuer Ordinary Shares, Resulting Issuer Restricted Voting Shares and Resulting Issuer Preferred Shares will be issued or delivered pursuant to the Acquisition, rather each holder of a Company Share entitled to a fractional share shall be paid the fair value therefor in cash.
Article 3
REPRESENTATIONS AND WARRANTIES OF JJR VI
JJR VI hereby represents and warrants to the Company and KFS as follows and acknowledges that the Company and KFS are relying on such representations and warranties in connection with the transactions contemplated hereby:
3.1    Incorporation, Organization and Authority of JJR VI and Subco.
JJR VI is a corporation duly incorporated, organized and validly subsisting and in good standing under the laws of the Province of Ontario, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate JJR VI Assets. Subco is the only subsidiary of JJR VI. Subco is a corporation duly incorporated, organized and validly subsisting and in good standing under the laws of the State of Delaware, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder.
3.2    Necessary Proceedings.
All necessary and/or required corporate measures, proceedings and actions of the directors and shareholders of JJR VI and Subco have been taken to authorize and enable each of JJR VI and Subco to enter into and deliver this Agreement and to perform its obligations hereunder, other than the approval of the Company Shareholders for the December Meeting Matters.
3.3    Valid and Binding Obligation.
This Agreement has been duly executed and delivered by each of JJR VI and Subco and constitutes a legal, valid and binding obligation of each of JJR VI and Subco enforceable against each of them in accordance with its terms subject only to:

(a)	any limitation under applicable laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.
3.4    Share Capital.
The authorized capital of JJR VI consists of an unlimited number of JJR VI Common Shares of which 10,700,000 have been duly and validly issued and are outstanding as fully paid and non‑assessable shares as of the date hereof. The authorized capital of Subco consists of 3,000 common shares of par value U.S.$0.0001 of which 100 common shares have been duly and validly issued and are outstanding as fully paid and non‑assessable shares as of the date hereof. Except as contemplated by this Agreement, there is no other agreement, obligation (contractual or otherwise), right or option existing or pending pursuant to which JJR VI or Subco is or might be required to issue any shares or other securities of its capital other than the 856,000 options granted to insiders of JJR VI, the 214,000 options to be granted to a director of JJR VI prior to Closing and the 250,000 options granted to the agent of JJR VI in JJR VI’s initial public offering with each such option exercisable for one (1) JJR VI Common Share on a pre‑Consolidation basis. No holder of outstanding securities of JJR VI or Subco is entitled to any pre‑emptive or similar rights to acquire or subscribe for any securities of JJR VI or Subco, as applicable. At Closing, subject to receipt of all necessary approvals, the authorized capital of JJR VI will consist of 800,000,000 Resulting Issuer Ordinary Shares, 200,000,000 Restricted Voting Shares and 200,000,000 Preferred Shares, of which 4,553,502 Resulting Issuer Ordinary Shares, 13,804,061 Resulting Issuer Restricted Voting Shares (registered in the name of KAI) and 18,000,000 Resulting Issuer Preferred Shares (registered in the name of KAI) will be issued and outstanding as validly issued, fully paid and non‑assessable.
3.5    Title to JJR VI Assets.
JJR VI has good and marketable title to JJR VI Assets free and clear of any actual, pending or, to the knowledge or belief of JJR VI, threatened claims or Liens whatsoever, including without limitation any action, proceeding or investigation affecting title to JJR VI Assets, at law or in equity, before any court, administrative agency or other tribunal or any governmental authority, to all of JJR VI Assets and to any properties.
3.6    Reporting Issuer.
JJR VI is a reporting issuer under the Act, the Securities Act (Alberta) and the Securities Act (British Columbia) and JJR VI’s name does not appear on a list of defaulting reporting issuers maintained by the securities commissions of Alberta and Ontario. JJR VI is in compliance and up to date with all filings under applicable corporate and securities rules and regulations.
3.7    Cease Trading.
No order ceasing or suspending trading in securities of JJR VI or prohibiting the sale of securities by JJR VI or JJR VI Shareholders is currently in effect and no proceedings for this purpose have been instituted, are pending, or, to its knowledge, contemplated or threatened other than the trading halt imposed by the TSXV on May 27, 2010 in connection with the announcement of the Qualifying Transaction.
3.8    Financial Statements.
JJR VI’s Financial Statements have been prepared in accordance with Canadian GAAP and present fairly JJR VI Assets and liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of JJR VI as of the date thereof.
3.9    Business of JJR VI.
JJR VI has conducted its activities in material compliance with the CPC Policy and has not carried on any business activity which is not in compliance with the CPC Policy.
3.10    Liabilities of JJR VI.
There are no known liabilities or indebtedness (whether accrued, absolute, contingent or otherwise) of JJR VI or Subco of any kind whatsoever, and, to the best of the knowledge of JJR VI, there is no reasonable basis for assertion against JJR VI or Subco of any liabilities or indebtedness of any kind, other than:

(a)	liabilities or indebtedness disclosed or reflected in or provided for in JJR VI’s Financial Statements; or

(b)
liabilities or indebtedness incurred since the date of JJR VI’s Financial Statements which were incurred in the ordinary course of the routine daily affairs of JJR VI’s business (including professional fees incurred in connection with the Merger).

3.11    Guarantees.
Neither JJR VI nor Subco are a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.
3.12    Absence of Other Agreements.
Other than as set out in Schedule 3.12, JJR VI is not a party to any material contract nor is it bound by any outstanding contract or commitment which requires prior approval in connection with the Acquisition. All the material contracts, agreements, commitments, indentures and other instruments to which JJR VI is a party are in good standing and in full force and effect without amendment thereto, JJR VI is entitled to all benefits thereunder and, to the best of the knowledge of JJR VI, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder.
3.13    Public Disclosure.
JJR VI has made all material filings required to be made by it under applicable securities laws and stock exchange rules. None of the materials filed by, or on behalf of, JJR VI with the applicable securities regulators and the TSXV contain a misrepresentation (as defined in the Act) or omit to state a material fact as at the date of such filing, which has not been corrected. JJR VI has not filed any confidential material change reports. No adverse material information (as that terms is defined under TSXV policies) exists in relation to JJR VI which has not been publicly disclosed.
3.14    No Breach Caused by this Agreement.
Neither the execution nor delivery of this Agreement nor the fulfillment or compliance with any of the terms and conditions hereof will conflict with, or result in, nor will they with the giving of notice or the lapse of time or both result in, a breach of the terms, conditions or provisions of, or constitute a default under, the articles and by‑laws or Certificate of Incorporation or By‑Laws, of JJR VI or Subco or any indenture, mortgage, lease, agreement or instrument to which JJR VI or Subco is subject to, or will require any consent or other action by any administrative or governmental body, other than the Required Consents and Approvals. Each of JJR VI and Subco have complied with all licenses, franchises, leases, permits, approvals, agreements and applicable law to which it is a party or by which it is bound, the breach of which would adversely affect the Acquisition or the operations or condition, financial or otherwise, of JJR VI.
3.15    Litigation.
There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the knowledge of JJR VI, threatened against or directly or indirectly affecting JJR VI or Subco (including without limitation, restraining or preventing JJR VI from issuing Resulting Issuer Ordinary Shares, Resulting Issuer Restricted Voting Shares and Resulting Issuer Preferred Shares pursuant to the Merger), at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is JJR VI or Subco subject to any presently effective adverse order, writ, injunction or decree of any such body.
3.16    No Brokers.
Neither JJR VI nor Subco has entered into any agreement which would entitle any Person to any valid claim against JJR VI, Subco, KFS or the Company for a broker’s commission, finder’s fee or any like payment in respect of the Merger or any other matters contemplated by this Agreement.
3.17    Approvals.
No approval of, or registration, declaration or filing by JJR VI or Subco with, any federal, provincial or local court, authority or administrative agency or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement, by JJR VI or Subco or the consummation by JJR VI or Subco of the transactions contemplated herein, other than those approvals set out in paragraphs (b) to (f) of the definition of Required Consents and Approvals.
3.18    Compliance with Laws.
Neither JJR VI nor Subco is in violation of any federal, provincial, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign which has had or would reasonably be expected to have a Material Adverse Effect on JJR VI or Subco.
3.19    Shareholders’ Agreements, etc.
Other than any escrow agreements required by the TSXV, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any JJR VI Common Shares.
3.20    No Bankruptcy.
No proceedings have been taken, are pending or authorized by JJR VI or Subco or, to the knowledge of JJR VI, by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of JJR VI or Subco.
3.21    Business Activities.
Upon the Merger, none of JJR VI, Subco or any other Corporate or Partnership Subsidiary of JJR VI or Subco will have any business activities in the Cayman Islands.
Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to JJR VI as follows and acknowledges that JJR VI is relying on such representations and warranties in connection with the transactions contemplated hereby:
4.1    Incorporation, Organization and Authority of the Company.
The Company is a corporation duly incorporated, organized and validly subsisting and in good standing under the DGCL, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate the Assets.
4.2    Ownership of Subsidiaries.
The only subsidiaries of the Company are ACIC, ASI and SUGAT. The Company owns all of the issued and outstanding securities of ACIC and ASI and ASI owns all of the issued and outstanding securities of SUGAT. Each of ACIC, ASI and SUGAT has been duly incorporated and organized, and is validly existing as a corporation in good standing, under the laws of its jurisdiction of incorporation. Each of ACIC, ASI and SUGAT is duly qualified to carry on its business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified does not constitute or would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI. All of the outstanding capital stock of ACIC, ASI and SUGAT is held by the Company or ASI, as applicable, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or transfer the same).
4.3    Necessary Proceedings.
All necessary and/or required corporate measures, proceedings and actions of the directors and shareholders of the Company have been taken to authorize and enable the Company to enter into and deliver this Agreement and to perform its obligations hereunder.
4.4    Valid and Binding Obligation.
The execution and delivery of this Agreement by the Company and the consummation by it of the transactions under this Agreement have been duly authorized by the Board of Directors of the Company and its shareholders as applicable, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject only to:

(a)	any limitation under applicable laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.
4.5    Share Capital.
The authorized capital of the Company consists of 34,000,000 Company Common Shares and 39,000,000 Company Preferred Shares, of which 13,804,960 Company Common Shares and 18,000,000 Preferred Shares are duly and validly issued and outstanding as fully paid and non‑assessable and issued in compliance with all applicable laws. Other than the Company Common Shares and Company Warrants to be issued pursuant to the Subscription Receipts under the Private Placement and the Company Common Shares to be issued upon the conversion of the Company Preferred Shares, there is no other agreement, obligation, right or option, (contractual or otherwise), existing or pending pursuant to which the Company, ACIC or ASI is or might be required to issue, repurchase, redeem or otherwise acquire any further shares or other securities of its capital.
4.6    Cease Trading.
No order ceasing or suspending trading in securities of the Company, ACIC or ASI or prohibiting the sale of securities by the Company or the Company Shareholders is currently in effect and to the knowledge of the Company no proceedings for this purpose have been instituted, are pending, contemplated or threatened.
4.7    Title to Assets.
Each of the Company, ACIC and ASI has good and marketable title to its Assets free and clear of any actual, pending or, to the knowledge of the Company, threatened claims or Liens, whatsoever, including without limitation any action, proceeding or investigation affecting title to the Assets, at law or in equity, before any court, administrative agency or other tribunal or any governmental authority, to any of the Assets and to any properties, save and except in any case which would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI. None of the Company, ACIC nor ASI has granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of the Assets or an interest therein or any right or privilege capable of becoming any such agreement or option with respect to the Assets and will not do so prior to the Effective Time.
4.8    Licences.
Except as set out in Section 4.8 of the Disclosure Letter:

(a)
Each of the Company, ACIC and ASI possesses all Licences necessary to own their respective properties and Assets and to carry on their respective businesses as currently conducted by them, save and except for such Licenses which would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI and such Licences are listed in Section 4.8 of the Disclosure Letter. Each of the Company, ACIC and ASI has at all times possessed all Licences which are necessary to own their respective properties and Assets and to carry on their respective businesses as conducted by them at all such times, save and except for such Licenses which would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI. The Licences listed in Section 4.8 of the Disclosure Letter are the only Licences necessary for the operation of the business of each of the Company, ACIC and ASI and the ownership of the Assets of each of the Company, ACIC and ASI and such Licences are in full force and effect unamended. Neither the nature of the business of each of the Company, ACIC and ASI nor the location or character of any of the Assets of any of the Company, ACIC or ASI requires any of Company, ACIC or ASI to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(b)
Each of the Company, ACIC and ASI is in compliance in all material respects with all provisions of the Licences and there are no proceedings in progress, or pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. The Licences are free and clear of any Liens and no Licence is subject to any material restrictions or undertakings.

(c)
Subject to obtaining all Required Consents and Approvals, no Licence is void or voidable or will be terminated or suspended as a result of the Merger and neither the terms and conditions relating to such Licences nor the legislation or regulations pursuant to which the same were issued require that any consent or approval of, or filing with or notice to, any Governmental Entity having jurisdiction over any the Company, ACIC or ASI or other Person be made to assure the continued holding by each of the Company, ACIC and ASI, as applicable, of such Licences after the Effective Time, except for the Required Consents and Approvals.

4.9    Policy Liabilities and Reserves.
The actuarial and related liabilities of each of the Company, ACIC and ASI and the changes thereto shown in the Company’s Financial Statements have been valued by Towers Watson, the independent actuary of each of ACIC and ASI, as applicable, and are in accordance with all applicable regulatory requirements and, to the knowledge of the Company, accepted actuarial practice in the United States of America. To the knowledge of the Company, the amount of policy liabilities of each of ACIC and ASI makes appropriate provision for all policyholder obligations and the Company’s Financial Statements fairly present the results of each of ACIC’s and ASI’s appointed actuary’s valuation. All provisions relative to any policy issued or assumed by any of ACIC and ASI and in force have been taken into account by the appointed actuary of such company in determining the actuarial liabilities of such company. Each of ACIC and ASI has made full disclosure to its appointed actuary of all relevant information required for the preparation of the valuation of the actuarial and related liabilities of such company. There have been no changes in actuarial assumptions or methods since December 31, 2009 and no circumstances have arisen which are materially and adversely inconsistent with such actuarial assumptions and methods and changes. No Governmental Entity having jurisdiction over any the Company, ACIC or ASI is disputing the methods employed by it in establishing and valuing current policy liabilities nor is any such Governmental Entity requesting or requiring that capital, in addition to the current amount thereof, should be invested in one of the Company, ACIC and ASI or that one of the Company, ACIC and ASI increase its risk based capital. The risk based capital of each of ACIC and ASI was prepared in accordance with applicable standards and all related mechanical calculations were accurately performed. All material information and data relating to the determination of policy liabilities of each of ACIC and ASI has been provided to JJR VI.
4.10    Statutory Statements.
The Company has made the Statutory Statements available to JJR VI. The Statutory Statements fairly present, in all material respects, the statutory financial condition and statutory results of operations for each of ACIC and ASI for the period therein specified and were prepared in conformity with statutory accounting principles prescribed or permitted by any Governmental Entity having jurisdiction over ACIC or ASI applied on a consistent basis during the periods presented, except as expressly set forth within the subject Statutory Statements. Notwithstanding the foregoing, any implied or actual representation or warranty made by the Company with respect to the net deferred tax asset of ACIC and ASI as shown in the Statutory Statements is qualified as being made to the knowledge of the Company.
4.11    Investments.

(a)
Section 4.11 of the Disclosure Letter sets forth a complete and accurate list of all of the investments owned by each of ACIC and ASI as at November 30, 2010 including the security owned, the maturity date, the cost thereof to each of the Company, ACIC or ASI, gains realized since December 31, 2009 and the market value thereof as at November 30, 2010. The investments of the Company, ACIC and ASI comply with the requirements of all applicable laws relating thereto and with the applicable investment policies of each of the Company, ACIC or ASI, as the case may be, and all such investments are evidenced by appropriate written instruments and certificates (except where in non‑certified form), are valid and genuine and enforceable in accordance with their terms.

(b)
Each of the Company, ACIC and ASI beneficially owns the investments listed in Section 4.11 of the Disclosure Letter under its name free and clear of all Liens. No such investments are in default with respect to the payment of principal or interest.

4.12    Distributor Loans.
Section 4.12 of the Disclosure Letter sets forth a complete and accurate list of: (a) all loans and commitments to make loans made to Distributors by any of the Company, ACIC and ASI, including a description of outstanding principal and interest and material terms, including any overdue amounts and maturity date; and (b) all other outstanding financing agreements and arrangements between each of the Company, ACIC and ASI and all Distributors. Such loans comply with the requirements of all applicable laws relating thereto and all such loans are evidenced by appropriate written agreements and are valid and genuine and enforceable in accordance with their terms.
4.13    Regulatory Matters.

(a)
There are no outstanding orders, notices or similar requirements relating to any of the Company, ACIC and ASI or their respective properties, Assets and operations, issued by any Governmental Entity having jurisdiction over any of the Company, ACIC or ASI which have been received by any of the Company, ACIC and ASI and which would have a Material Adverse Effect on the Company, ACIC or ASI and there are no matters under discussion with any such Governmental Entities relating to such orders, notices or similar requirements.

(b)
Each of the Company, ACIC and ASI is in compliance with all applicable regulatory requirements and agreements. All policies, policy forms and policy wording are and in compliance with applicable laws. To the extent any compliance issues were raised in the past, they have been addressed. True and complete copies of all regulatory reports, examinations (market conduct, compliance, actuarial or otherwise) and inspections and related correspondence in connection with all Governmental Entities having jurisdiction over any of the Company, ACIC or ASI during the past five (5) years have been provided to JJR VI.

(c)
All risks insured by policies issued by each the Company, ACIC and ASI have been underwritten in accordance with the written underwriting guidelines of such company which existed at the time the policies were issued. The current written underwriting guidelines of each of the Company, ACIC and ASI have been provided to JJR VI.

4.14    Reinsurance.

(a)
Section 4.14 of the Disclosure Letter contains a list of all reinsurance agreements and treaties in effect to which any of the Company, ACIC or ASI is a party, including any terminated or expired agreement or treaty under which there remains any outstanding liability in excess of five hundred thousand dollars ($500,000), the effective date of each such agreement or treaty, the termination date of any agreement or treaty which has a definite termination date, the renewal date and notice of renewal requirements for any agreement or treaty which has renewal rights. No side agreements or letters exist that alter any terms of any reinsurance agreements or treaties listed in Section 4.14 of the Disclosure Letter.

(b)
Each reinsurance transaction is evidenced by an appropriate signed agreement or treaty; no reinsurance transactions have been entered into by any of the Company, ACIC or ASI since December 31, 2009 other than ordinary course quota share cession of amounts in excess of any of the Company’s, ACIC’s or ASI’s risk retention in respect of newly written business, nor has any of the Company, ACIC or ASI authorized or agreed or otherwise become committed to enter into any such reinsurance transaction. All of the Company’s, ACIC’s or ASI’s reinsurance agreements and treaties are valid and binding obligations, enforceable in accordance with their terms and will be given effect to as bona fide reinsurance agreements with real transfer of risk for all accounting, tax, regulatory and actuarial purposes.

(c)
Neither the Company, ACIC nor ASI is in default under any reinsurance agreement or treaty, has received notice from any reinsurer that it is not in good standing thereunder or has failed to meet the underwriting standards required for any business reinsured thereunder and there exists no material dispute between any of the Company, ACIC or ASI and the other party or parties to such agreements or treaties. All reinsurance premium payments due in connection with the policies issued by any of the Company, ACIC or ASI have been paid in full. There are no circumstances or events which are likely to lead to the cancellation, withdrawal or suspension of any reinsurance agreement or treaty. Neither the Company, ACIC nor ASI has waived any rights thereunder, and no default or breach exists in respect thereof on the part of any of the other parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach.

(d)
Except as described in Section 4.14 of the Disclosure Letter, there are no circumstances or events which are likely to lead to the cancellation or suspension of any reinsurance agreement or treaty to which any of the Company, ACIC or ASI is a party in relation to the business or to the termination of any such agreement or treaty at a date earlier than the date otherwise provided under such agreement or treaty.

(e)
No reinsurance agreement or treaty contains: (i) any provision pursuant to which the other party or parties thereto are entitled to terminate such agreement or treaty by reason of the transactions contemplated by this Agreement; or (ii) any “sunset” or similar provision pursuant to which claims which would otherwise be covered by reinsurance will not be covered unless reported within a specified period of time or prior to a specified date nor, in respect of any reinsurance agreement or treaty, is any consent, approval, Licence, order, authorization, registration, declaration or filing required with any Governmental Entity having jurisdiction over any of the Company, ACIC or ASI in connection with the transactions contemplated by this Agreement.

(f)
With respect to each reinsurance agreement or treaty listed in Section 4.14 of the Disclosure Letter: (i) all benefits claimed by any of the Company, ACIC or ASI as a result of such agreement or treaty, whether established as an asset, reserve credit or otherwise, reflect obligations legally owed to such company under the terms of such agreement or treaty; and (ii) all amounts owing by any of the Company, ACIC or ASI under such agreements or treaties have been properly reflected as liabilities of such company on its books.

(g)
Since December 31, 2009, there has been no material change, including cancellation, commutation, recapture or repricing, to any reinsurance agreement or treaty to which any of the Company, ACIC or ASI is a party.

4.15    Distributors.

(a)
Section 4.15 of the Disclosure Letter contains a complete and accurate list of all Distributors through whom any of the Company, ACIC or ASI currently provide insurance products or services or who such company sponsors with an annual direct written premium volume of five hundred thousand dollars ($500,000) or more. Particulars of all the material terms and conditions upon which each of the Company, ACIC or ASI carries on its business through its Distributors have been made available to JJR VI.

(b)
Section 4.15 of the Disclosure Letter contains a complete and accurate list of all underwriting management agreements and underwriting binding authority agreements to which any of the Company, ACIC or ASI is a party. None of the Distributors with binding authority appointed by any of the Company, ACIC or ASI pursuant to the agreements listed in Section 4.15 of the Disclosure Letter have exceeded their authority nor have any of them exceeded any premium volume limitations imposed by the applicable agreement and all of them have provided and continue to provide such company with accurate and up‑to‑date reports concerning premiums written by them on behalf of such company and claims incurred in respect of business accepted by them on behalf of such company.

4.16    Real Property.
All real property owned by the Company, ACIC or ASI (the “Real Property”) is set out in Section 4.16 of the Disclosure Letter, including the legal description thereof and the name of the registered and beneficial owner thereof. The Company, ACIC or ASI has good and marketable title to the identified Real Property free and clear of all title defects and Liens. The Company has such rights of entry and exit to and from the Real Property as are reasonably necessary to carry on its business substantially in the manner in which it is currently carried on. None of the Company, ACIC or ASI has entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair its right, title and interest in and to the Real Property. There are no work orders outstanding against the Real Property and none of the Company, ACIC or ASI has received any deficiency notices, requests or written advice of any breach of any applicable law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct. The Real Property is zoned to permit its current uses and the buildings on such property (the “Buildings”) comply in all material respects with the by‑laws and building codes of each municipality in which they are situate. No part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for its current uses. The Buildings, including the roofs and structural elements thereof, the mechanical, electrical, security, heating, cooling, sewer, drainage, septic and plumbing systems, and all equipment necessary for the operation thereof, are in good working condition and in good repair and maintenance. There are no matters affecting the right, title and interest of the Company in and to the Real Property which, in the aggregate, would adversely affect the ability to carry on its business upon the Real Property substantially in the manner in which such operations are currently carried on.
4.17    Environmental Matters.
To the knowledge of the Company, all operations of the Company, ACIC and ASI are now and always have been in compliance with all applicable Environmental Laws. To the knowledge of the Company, none of the Company, ACIC, ASI or their businesses or the Assets are the subject of any order or request issued, filed or imposed pursuant to any Environmental Law including any order or request requiring any remediation or clean‑up of any Hazardous Substance or requiring that any release, disposal or other activity be reduced, modified or eliminated, nor to the knowledge of the Company has any investigation, evaluation or other proceeding been commenced to determine whether any such order or request is necessary, other than any order or request which would not reasonably be expected to have a Material Adverse Effect on the Company, ACIC or ASI. To the knowledge of the Company, there are no Hazardous Substances on, at or under the Real Property.
4.18    Financial Statements.
The Company’s Financial Statements have been prepared in accordance with U.S. GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of ACIC and ASI, respectively, as of the respective dates thereof and the consolidated sales, income and results of operations of ACIC and ASI, respectively for the respective financial periods covered thereby. Notwithstanding the foregoing, any implied or actual representation or warranty made by the Company with respect to the net deferred tax asset of ACIC and ASI set out in the Company’s Financial Statements is qualified as being made to the knowledge of the Company.
4.19    Material Change.
There has been no material change in the capital, business, Assets, liabilities, obligations, condition (financial or otherwise), results of operations, financial position, capital or long‑term debt, affairs or prospects of the Company, ACIC or ASI since the date of the Company’s Financial Statements.
4.20    Business of the Companies.
Each of the Company, ACIC and ASI has conducted and is conducting its respective businesses in compliance with all applicable laws, rules and regulations of each jurisdiction in which their respective businesses are carried on in all material respects and each hold the necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise (collectively, the “Licences”), to enable their respective businesses to be carried on as now conducted and their property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such Licenses contains any burdensome term, provision, condition, sanction or limitation, save and except in any case which would not have a materially adverse effect on the operation of their respective business. Each of ACIC and ASI is currently in compliance with minimum capital requirements under the NAIC risk‑based capital calculation. The risk‑based capital of ACIC is approximately 344.6% and of ASI is approximately 655.9%. To the knowledge of the Company, no investigation, review, disciplinary action or sanction by any Governmental Entity with respect to the Company, ACIC or ASI is pending or threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.
4.21    Rating.
The current claims‑paying A.M. Best rating of each of ACIC and ASI is “B‑, Under Review Developing” and the Company is not aware of any reason why there may be a downgrade in the rating of either company prior to or after the Effective Time.
4.22    Liabilities.
There are no liabilities (whether accrued, absolute, contingent or otherwise) whether due or to become due of the Company, ACIC or ASI of any kind whatsoever, and, to the best of the knowledge of the Company, there is no reasonable basis for assertion against the Company, ACIC or ASI of any liabilities of any kind, other than:

(a)	liabilities disclosed or reflected in or provided for in the Company’s Financial Statements;

(b)	the KAI Notes; or

(c)
liabilities incurred since the date of the Company’s Financial Statements which were incurred in the ordinary course of the routine daily affairs of the business of the Company, ACIC or ASI, respectively or, in the aggregate, are not materially adverse to their business.

4.23    Related Party Transactions.
Except as expressly contemplated by this Agreement, there are no related party transactions or off‑balance sheet structures or transactions with respect to any of the Company, ACIC or ASI and there will be no such structures or transactions in place immediately before or immediately after the Effective Time.
4.24    Indebtedness.
Except for the KAI Notes and the Subordinated Surplus Debentures or as disclosed in the Company’s Financial Statements, none of the Company, ACIC or ASI has any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one (1) year after the date of their original creation or issuance, and none of the Company, ACIC or ASI is under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one (1) year after the date of their original creation or issuance.
4.25    Guarantees.
None of the Company, ACIC or ASI is a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.
4.26    Tax Matters.
Except as disclosed in Section 4.26 of the Disclosure Letter, to the knowledge of the Company, none of the Company, ACIC or ASI is in arrears or in default in respect of the filing of any required material federal, state or municipal tax or other tax return; and (i) all material taxes, filing fees and other assessments due and payable prior to the Closing from the Company, ACIC and ASI shall have been paid prior to the Closing, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from the Company, ACIC and ASI has been made or threatened which has not been collected, (iii) to the best of the knowledge of the Company, no such return contains any misstatement or conceals any statement that should have been included therein, and (iv) there are no audits or reviews pending or threatened of the tax returns of the Company, ACIC and ASI (whether federal, state, local or foreign). Each of the Company, ACIC and ASI have withheld from each payment made to any of its employees the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and will have paid or will pay such amounts to the proper tax or other receiving authority within the time required under applicable legislation.
4.27    Absence of Other Agreements.
Other than as disclosed to JJR VI in writing, none of the Company, ACIC and ASI:

(a)	is a party to any material contract; and

(b)	is bound by any outstanding contract or commitment except those entered into in the ordinary course of business.
4.28    Good Standing of Agreements.
None of the Company, ACIC or ASI is in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case for any default or breach which would not reasonably be expected to have a Material Adverse Effect on any the Company, ACIC or ASI, as applicable, and there exists no state of facts which, to the best of the knowledge of the Company, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto, the Company, ACIC and ASI, as applicable, are entitled to all benefits thereunder and, to the best of the knowledge of the Company, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI, as applicable.
4.29    Corporate Records.
The corporate records and minute books of each of the Company, ACIC and ASI, respectively contain in all material respects complete and accurate minutes of all meetings of the directors and shareholders of the applicable company held since their respective incorporation, and signed copies of all resolutions and by‑laws duly passed or confirmed by their respective directors or shareholders other than at a meeting, all such meetings having been duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of each of the Company, ACIC and ASI are complete and accurate in all material respects.
4.30    No Breach.
None of the acquisition by the Company of the securities of ACIC and ASI, the issuance of the KAI Notes and the completion of the Private Placement of Subscription Receipts conflicted with or resulted in, nor did they or will they with the giving of notice or the lapse of time or both, result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles and by‑laws or other constating documents of any of the Company, ACIC or ASI, or any indenture, mortgage, lease, agreement, Licence, permit or instrument to which any of the Company, ACIC or ASI is subject to, or any applicable law or required or will require any consent or other action by any administrative or governmental body, save and except in any case for any breach which did not have a Material Adverse Effect or would not reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI, respectively. Neither the execution nor delivery of this Agreement, nor the fulfillment or compliance with any of the terms and conditions hereof, will conflict with, or result in, nor will they with the giving of notice or the lapse of time or both, result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles and by‑laws or other constating documents of any of the Company, ACIC or ASI, or any indenture, mortgage, lease, agreement, licence, permit or instrument to which the Company, ACIC or ASI are subject to, or any applicable law or will require any consent or other action by any administrative or governmental body, save and except in any case for any breach which would not reasonably be expected to have a Material Adverse Effect on any the Company, ACIC or ASI, respectively. Each of the Company, ACIC and ASI has materially complied with all licenses, franchises, leases, permits, approvals and agreements to which it is a party or by which it is bound, the breach of which would adversely affect its operations or condition, financial or otherwise.
4.31    Severance and Employment Agreements.
Except as otherwise disclosed in Section 4.31 of the Disclosure Letter, none of the Company, ACIC or ASI is a party to any agreement or understanding (written or oral, by contract or at common law) providing for severance, termination or change of control payments (including at or after the Effective Time) to, or any employment agreement or understanding (written or oral, by contract or at common law) with any current or former officer, director or employee where the obligation of any one of them thereunder could exceed three months salary of such person.
4.32    Benefit Plans.

(a)
None of the Company, ACIC or ASI has any Benefit Plans. Each of the Company, ACIC and ASI has complied in all material respects with all laws relating to wages, fringe benefits and the payment of withholding and similar taxes and all applicable provisions of all laws dealing with employees and employee pension and other benefit plans, have made all filings required to be made in connection therewith and have made in a timely manner all contributions to any such plan that they are required to make.

(b)
All of the Benefit Plans of the Company, ACIC and ASI have been established, registered, invested and administered in all material respects in accordance with all applicable laws and in accordance with their terms.

(c)
All contributions or premiums required to be made or remitted by the Company, ACIC and ASI under the terms of a Benefit Plan and applicable laws have been made or remitted in a timely fashion in accordance therewith.

(d)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate the time of payment or vesting under any Benefit Plan, or increase the amount of compensation or benefits due any employee of the Company, ACIC and ASI.

4.33    Labour Matters.

(a)	None of the Company, ACIC or ASI is party, either directly or by operation of law, to any labour or collective bargaining agreements.

(b)
There are no material complaints, charges, orders, investigations, prosecutions, proceedings or claims against any of the Company, ACIC or ASI initiated or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any of them including pursuant to employment or labour standards, employment equity, pay equity, labour relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights laws.

4.34    Intellectual Property.

(a)
All Intellectual Property owned by the Company, ACIC or ASI necessary for the conduct of their businesses on the date hereof and registered with any Governmental Entity is set forth in Section 4.34 of the Disclosure Letter and such Intellectual Property is in full force and effect, unamended.

(b)
The Company, ACIC and ASI own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens) all Intellectual Property used in connection with their business as previously conducted or currently conducted, and the consummation of the transactions contemplated by this Agreement will not alter or impair the Intellectual Property used in the conduct of such business.

(c)	To the knowledge of the Company, the use by the Company, ACIC or ASI of any of their Intellectual Property does not infringe upon or otherwise violate the rights of any Person.

(d)
The use by the Company, ACIC or ASI of any Intellectual Property claimed to be owned by any third party is in accordance with any applicable license granted by such third party (or any Person authorized by such third party) pursuant to which the applicable company acquired the right to use such Intellectual Property.

(e)
To the knowledge of the Company, no Person is challenging, infringing upon or otherwise violating any right of any of the Company, ACIC or ASI with respect to any Intellectual Property owned by or licensed to any of them.

4.35    Privacy.
The Company, ACIC and ASI have conducted their businesses in material compliance with all applicable privacy laws, and have not received written notice of any request, complaint, investigation, inquiry or claim relating to their handling of personal information.
4.36    Litigation.
There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or directly or indirectly affecting any of the Company, ACIC or ASI or their properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor are the Company, ACIC or ASI subject to any presently effective adverse order, writ, injunction or decree of any such body which would reasonably be expected to have a Material Adverse Effect on any of the Company, ACIC or ASI or prevent or materially delay the Merger.
4.37    No Brokers.
None of the Company, ACIC or ASI has entered into any agreement which would entitle any Person to any valid claim against JJR VI or the Company, ACIC or ASI for a broker’s commission, finder’s fee or any like payment in respect of the sale by their holders of the Company Common Shares and Company Preferred Shares held by them to JJR VI or any other matters contemplated by this Agreement.
4.38    Dividends.
Since September 30, 2010, none of the Company, ACIC nor ASI has, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.
4.39    Approvals.
No approval of, registration, declaration or filing with any federal, provincial or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement or the consummation of the transactions contemplated herein other than the Required Consents and Approvals and the filing of Certificate of Merger to effect the Merger.
4.40    Compliance with Laws.
None of the Company, ACIC or ASI is in violation of any federal, state, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, save and except in any case which would not have a Material Adverse Effect on the Company, ACIC or ASI, respectively.
4.41    Assets and Employees.
The Assets of the Company, ACIC and ASI are all of the assets currently used in connection with the business of such entities. The Transferred Employees are all of the employees that currently manage and are involved in the day to day operation of the business of ACIC and ASI. An offer of employment has been made by ACIC or ASI, as applicable, to each Transferred Employee and was accepted by each Transferred Employee such that each Transferred Employee will become an employee of ACIC or ASI effective on the Closing
4.42    Shareholders’ Agreements, etc.
To the best of the knowledge of the Company, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company, ACIC or ASI.
4.43    No Bankruptcy.
No proceedings have been taken, are pending or authorized by the Company, ACIC or ASI or, to the knowledge of the Company, by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of the Company, ACIC or ASI.
4.44    Business Activities.
None of the Company, ACIC, ASI, SUGAT or any other Corporate or Partnership Subsidiary of the Company, ACIC, ASI or SUGAT has any business activities in the Cayman Islands.
Article 5
REPRESENTATIONS AND WARRANTIES OF KFS
KFS hereby represents and warrants to JJR VI as follows and acknowledges that JJR VI is relying on such representations and warranties in connection with the transactions contemplated hereby:
5.1    Valid and Binding Obligation.
This Agreement has been duly executed and delivered by KFS and constitutes a legal, valid and binding obligation of KFS, enforceable against it in accordance with its terms subject only to:

(a)	any limitation under applicable laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.
5.2    No Breach.
The sale by KAI to the Company of the securities of ACIC and ASI did not conflict with or result in, nor did it or will it with the giving of notice or the lapse of time or both, result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles and by‑laws or other constating documents of KFS or any Affiliate or any indenture, mortgage, lease, agreement, Licence, permit or instrument to which KFS or an Affiliate is subject to, save and except in any case for any breach which did not have a Material Adverse Effect or would not reasonably be expected to have a Material Adverse Effect on KFS or an Affiliate, respectively, or any applicable law or required or will require any consent or other action by any administrative or governmental body. Neither the execution nor delivery of this Agreement nor the fulfillment or compliance with any of the terms and conditions hereof will conflict with, or result in, nor will they with the giving of notice or the lapse of time or both, result in, a breach of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, lease, agreement or instrument to which KFS, KAI or an Affiliate thereof is subject to, or will require any consent or other action by any administrative or governmental body. KFS and KAI have materially complied with all licenses, franchises, leases, permits, approvals and agreements to which each is a party or by which each is bound, the breach of which would adversely affect the completion of the Merger.
5.3    Litigation.
There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the knowledge of KFS, threatened against or directly or indirectly affecting KFS, KAI or an Affiliate, at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is KFS, KAI or an Affiliate subject to any presently effective adverse order, writ, injunction or decree of any such body, which would reasonably be expected to prevent or have an adverse impact on the consummation by KFS, KAI or the Company of the transactions contemplated herein.
5.4    No Brokers Fees.
None of KFS, KAI or an Affiliate thereof has entered into any agreement which would entitle any Person to any valid claim against JJR VI or the Company for a broker’s commission, finder’s fee or any like payment in respect of the Merger or any other matters contemplated by this Agreement.
5.5    Stock and Options.
KAI holds of record and owns beneficially 13,804,001 Company Common Shares and 18,000,000 Company Preferred Shares, being all of the issued and outstanding Company Common Shares and Company Preferred Shares on the date hereof, which Company Common Shares and Company Preferred Shares are free and clear of any Liens, restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of KFS or any Affiliate thereof owns any other securities of the Company. KAI is not a party to any option, warrant, purchase right, or other contract or commitment that could require KAI to sell, transfer, or otherwise dispose of any securities of the Company (other than this Agreement). KAI is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.
Article 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
6.1    Survival of Representations and Warranties.
The representations and warranties made by the Parties and contained in this Agreement, or contained in any Ancillary Agreement, shall survive the Closing as follows:

(a)
the representations and warranties of a Party relating to tax matters will survive the Closing for ninety (90) days following the expiration of any time allowed for objecting to and appealing from the determination of any proceedings relating to any assessment or reassessment of tax against the applicable Party or its subsidiaries, as the case may be;

(b)
the limitation period applicable to any proceeding relating to the representations and warranties contained in Sections 3.4, 4.2, 4.7 and 5.5 of this Agreement will survive the Closing for a period of 2 years and remain in effect for such period; and

(c)
the limitation period applicable to any proceeding relating to each of the representations and warranties contained in this Agreement other than those contemplated by (a) and (b) or any Ancillary Agreement (unless otherwise stated in the Ancillary Agreement) will survive the Closing for a period of 18 months and remain in effect for such period;

after which period, if no claim has, prior to the expiry of such period, been specifically made in writing under this Agreement against a party with respect to any breach of any representation or warranty made by such party, such party will have no further liability with respect to such representation or warranty; provided that, if the matter involves intentional misrepresentation or fraud, there shall be no time limit and a claim may be brought at any time.
6.2    Survival of Covenants.
All covenants and agreements of the Parties set forth in this Agreement to be performed after the Closing Date shall survive the Closing.
Article 7
COVENANTS OF THE COMPANY AND KFS
Each of the Company and KFS hereby covenants and agrees with JJR VI as follows until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:
7.1    Investigations and Availability of Records.
JJR VI and/or its directors, officers, auditors, counsel and other authorized representatives shall be permitted to make such commercially reasonable investigations of the properties, Assets and business of the Company, ACIC and ASI and of their financial and legal condition as JJR VI reasonably deems necessary or desirable. If reasonably requested, the Company shall provide copies of the corporate records, including minute books, share ledgers and the records maintained in connection with the business of the Company, ACIC and ASI. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of JJR VI in accordance with the terms hereof.
7.2    Necessary Consents.
Each of the Company and KFS shall use its commercially reasonable efforts to obtain from the directors and shareholders of the Company, ACIC and ASI, as applicable, and all Governmental Entities governing such entities such approvals or consents as are required to complete the transactions contemplated herein.
7.3    Non‑Solicitation.
Other than in connection with Permitted Activities (as that term is defined below), the Company and KFS shall not, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non‑public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction, or propose any activities or solicitations, in opposition to or in competition with the Merger, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid”, exempt or otherwise, within the meaning of the Act, for securities or assets of the Company, ACIC and/or ASI, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Merger, including, without limitation, allowing access to any third party (other than the representatives of the Company and KFS) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. The foregoing prohibited activities are referred to herein as “Solicitation Activities”. In the event KFS, the Company or any of their affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing or any Permitted Activities, KFS shall forthwith (in any event within one business day following receipt) notify JJR VI of such offer or inquiry and provide JJR VI with such details as it may request. “Permitted Activities” means any Solicitation Activities with Berkshire Hathaway Inc., Bayside Capital or American European Insurance Group, Inc. or any of their respective affiliates or associates (each a “Permitted Party”).
7.4    Ordinary Course Business.
The Company shall, and shall ensure that each of its subsidiaries, maintains its corporate status and operates its business in a prudent and business‑like manner in the ordinary course and in a manner consistent with past practice and none of the Company or any of its subsidiaries shall:

(a)	issue any debt, equity or other securities, except in connection with the Private Placement;

(b)
borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business or enter into any material operating lease or create any Liens or other encumbrances on its property;

(c)	make loans, advances, or other payments, excluding routine advances to employees for expenses incurred in the ordinary course;

(d)
declare or pay any dividends, make other distributions or return of capital or distribute any of the properties or assets of the Company, ACIC or ASI to shareholders or otherwise dispose of any of such properties or assets;

(e)
adopt, establish, increase or modify the amount of (or accelerate the payment or vesting of) any benefit or amount payable as compensation or under, any Benefit Plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of it;

(f)
take or fail to take any action which would render, or that would be reasonably expected to render, any of such party’s representations or warranties hereunder to be untrue or would be reasonably expected to prevent or materially impede, interfere with or delay the Merger;

(g)
amend or consent to any amendment of, the Subscription Receipt Agreement or Escrow Agreement or consent to any waiver of any condition in the Subscription Receipt Agreement or Escrow Agreement without the prior written consent of JJR VI;

(h)	alter or amend the articles or by‑laws of the Company, ACIC or ASI, except as expressly required to give effect to the matters contemplated herein; and

(i)
except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by the Company, ACIC and ASI as of the date hereof.

7.5    Confidentiality.

(a)
Each of the Company and KFS shall keep confidential any information, trade secrets or financial or business documents (collectively, the “JJR VI Information”) received by it from JJR VI concerning JJR VI or its business and shall not disclose such JJR VI Information to any third party provided that any of such JJR VI Information may be disclosed to the directors, officers, employees, representatives and professional advisors of the Company or KFS, as applicable, who need to know such JJR VI Information in connection with the transactions contemplated hereby (provided the Company and KFS shall use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such JJR VI Information) and provided further that neither the Company nor KFS will be liable for disclosure of JJR VI Information upon occurrence of one or more of the following events:

(i)	JJR VI Information becoming generally known to the public other than through a breach of this Agreement;

(ii)
JJR VI Information being lawfully obtained by the Company or KFS, as applicable, from a third party or parties without breach of this Agreement by the Company or KFS, as shown by documentation sufficient to establish the third party as a source of JJR VI Information;

(iii)	JJR VI Information being known to the Company or KFS, as applicable, prior to disclosure by JJR VI, as shown by documentation sufficient to establish such knowledge;

(iv)	the disclosure is required by law; or

(v)	JJR VI having provided its prior written approval for such disclosure.

(b)	In the event this Agreement is terminated in accordance with the provisions hereof, the Company and KFS shall:

(i)
use all reasonable efforts to ensure that all JJR VI Information and all documents prepared or obtained in the course of its investigations of JJR VI or its business and all copies thereof are either destroyed or returned to JJR VI so as to insure that, so far as possible, any JJR VI Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of the Company and KFS is not disseminated beyond those individuals concerned with such investigations; and

(ii)
not directly or indirectly, use for its own purposes, any JJR VI Information, discovered or acquired by it or by the directors, officers, employees representatives and professional advisors of the Company and KFS as a result of JJR VI making available to them those documents and assets relating to the business of JJR VI.

7.6    Status and Filings.
The Company will, and KFS will cause the Company to, maintain its corporate status and comply with applicable laws (including applicable securities and corporate laws) including any applicable filing requirements required in connection with the Merger and the Meeting Matters.
7.7    Material Change.
Each of the Company and KFS agree to provide prompt and full disclosure to JJR VI of any material information, change or event in the business, operations, financial condition or other affairs of the Company, ACIC or ASI prior to Closing or any event, condition or circumstance that might be reasonably expected to cause any representation or warranty contained in this Agreement or an Ancillary Agreement to be untrue or inaccurate at the Effective Time in any material respect.
7.8    All Other Action.
Each of the Company and KFS shall take all such actions as are within its power to control, and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to satisfy each of the conditions precedent to be satisfied by it, ACIC or ASI as soon as practicable and in any event before the Effective Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Acquisition pursuant to the Merger in accordance with the terms and conditions of this Agreement, and applicable law.
7.9    Inversion.
The parties intend that the Resulting Issuer shall be treated as a domestic corporation for U.S. federal (and applicable state and local) income tax purposes under Section 7874 of the Code and none of the Company, ACIC, ASI or SUGAT or any of their subsidiaries will take any position on any U.S. federal, state, local or other income or franchise tax return, or take any other reporting position, that is inconsistent with such treatment unless otherwise required by a final U.S. federal court decision, a closing agreement with The Internal Revenue Service or by applicable U.S. federal, state or local income or franchise tax law. In furtherance of the foregoing, prior to Closing, KFS shall cause the Company, ACIC, ASI, SUGAT and any other Corporate or Partnership Subsidiary of the Company, ACIC, ASI or SUGAT not to conduct any business activities in the Cayman Islands.
Article 8
COVENANTS OF JJR VI
JJR VI hereby covenants and agrees with the Company and KFS as follows until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:
8.1    Investigations and Availability of Records.
The Company, KFS and/or their directors, officers, auditors, counsel and other authorized representatives, as applicable, shall be permitted to make such commercially reasonable investigations of the property, assets and business of JJR VI and of its financial and legal condition as the Company and KFS reasonably deem necessary or desirable. If reasonably requested, JJR VI shall provide copies of JJR VI’s corporate records, including its minute books, share ledgers and the records maintained in connection with the business of JJR VI. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Company and KFS.
8.2    Necessary Consents.
JJR VI shall use its commercially reasonable efforts to obtain from JJR VI’s directors, shareholders, the TSXV and all Governmental Entities governing it and Subco such approvals or consents as are required to complete the transactions contemplated herein.
8.3    Non‑Solicitation.
JJR VI shall not, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non‑public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Merger, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid”, exempt or otherwise, within the meaning of the Act, for securities of JJR VI, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Merger, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations In the event JJR VI or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, JJR VI shall forthwith (in any event within one business day following receipt) notify KFS of such offer or inquiry and provide KFS with such details as it may request.
8.4    Ordinary Course of Business.
JJR VI shall maintain its corporate status and operate its business in a prudent and business‑like manner in the ordinary course and in a manner consistent with past practice and shall not:

(a)	issue any debt, equity or other securities, except in connection with any outstanding options, warrants or other rights or the Private Placement or the Transaction;

(b)	borrow money or incur any indebtedness for money borrowed;

(c)	declare or pay any dividends or distribute any of its properties or assets to shareholders;

(d)	alter or amend its articles or by‑laws except as required to give effect to the matters contemplated herein including the Consolidation, Name Change, Continuance and Share Amendment;

(e)
except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by JJR VI as of the date hereof.

8.5    Confidentiality.

(a)
JJR VI shall keep confidential any information, trade secrets or financial or business documents (collectively the “Company Information”) received by it from the Company or KFS concerning the Company, ACIC, ASI or any of their businesses and shall not disclose such Information to any third party provided that any of such Company Information may be disclosed to JJR VI’s directors, officers, employees, representatives and professional advisors who need to know such Company Information in connection with the transactions contemplated hereby (provided JJR VI shall use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Company Information) and provided further that JJR VI will not be liable for disclosure of the Company Information upon the occurrence of one or more of the following events:

(i)	the Company Information becoming generally known to the public other than through a breach of this Agreement;

(ii)
the Company Information being lawfully obtained by JJR VI from a third party or parties without breach of this Agreement by JJR VI, as shown by documentation sufficient to establish the third party as a source of the Company Information;

(iii)	the Company Information being known to JJR VI prior to disclosure by the Company, or its Affiliates, as shown by documentation sufficient to establish such knowledge;

(iv)	the disclosure is required by law; or

(v)	the Company having provided its prior written approval for such disclosure by JJR VI.

(b)	In the event this Agreement is terminated in accordance with the provisions hereof JJR VI shall:

(i)
use all reasonable efforts to ensure that all Company Information and all documents prepared or obtained in the course of its investigations of the Company or its business and all copies thereof are either destroyed or returned to the Company so as to ensure that, so far as possible, any Company Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of JJR VI is not disseminated beyond those individuals concerned with such investigations; and

(ii)
not directly or indirectly, use for its own purposes, any Company Information, discovered or acquired by it or by the directors, officers, employees, representatives and professional advisors of JJR VI as a result of the Company making available to them those documents and assets relating to the business of the Company.

8.6    JJR VI Meeting Matters.
On or prior to the Effective Time and subject to all necessary regulatory and corporate approvals, JJR VI shall use its commercially reasonable efforts to do the following: (a) file articles of amendment to effect the Consolidation; (b) convene and hold a meeting to approve the December Meeting Matters; and (c) file an application for approval of the continuance to the Cayman Islands with the Ministry of Finance (Ontario) and The Cayman Islands Registrar of Companies including the Cayman Articles.
8.7    Material Change.
JJR VI agrees to provide prompt and full disclosure to the Company and KFS of any material information, change or event in the business, operations, financial condition or other affairs of JJR VI prior to Closing or any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of it contained in this Agreement or an Ancillary Agreement to be untrue or inaccurate at the Effective Time.
8.8    All Other Action.
JJR VI shall take all such actions as are within its power to control, and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Effective Time, and use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Acquisition pursuant to the Merger in accordance with the terms and conditions of this Agreement, and applicable law.
8.9    Inversion.
The parties intend that the Resulting Issuer shall be treated as a domestic corporation for U.S. federal (and applicable state and local) income tax purposes under Section 7874 of the Code and none of JJR, Subco or any of their Corporate or Partnership Subsidiaries will take any position on any U.S. federal, state, local or other income or franchise tax return, or take any other reporting position that is inconsistent with such treatment unless otherwise required by a final U.S. federal court decision, a closing agreement with the Internal Revenue Service or by applicable U.S. federal, state or local income or franchise tax law.
8.10    Business Activities.
None of JJR VI, Subco or any other Corporate or Partnership Subsidiary of JJR VI or Subco will conduct any business activities in the Cayman Islands.
Article 9
ADDITIONAL COVENANTS OF KFS
KFS hereby covenants and agrees with JJR VI as follows until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:
9.1    Principal Shareholder Support.
KFS shall cause KAI to vote all of the Company Common Shares and Company Preferred Shares in favour of the Merger and the transactions contemplated thereby or any matter that could reasonably be expected to facilitate it. KFS will use, and shall cause KAI to use, all reasonable efforts to co‑operate with JJR VI and the Company in respect of the Merger and facilitate, assist with, encourage and provide any information reasonably requested by such persons in order to carry out the transactions contemplated herein and shall not, or permit KAI to, take any steps in contravention thereof.
9.2    Escrow.
KFS shall cause KAI to enter into an escrow agreement with JJR VI at Closing as required by the TSXV in respect of the Resulting Issuer Ordinary Shares, Resulting Issuer Restricted Voting Shares and/or Resulting Issuer Preferred Shares that KAI will hold after the Closing and shall use its reasonable efforts to cause its Affiliates or associates to enter into any other escrow agreement, if required by the TSXV.
9.3    All Other Action.
KFS shall take all such actions as are within its power to control, and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to satisfy each of the conditions precedent to be satisfied by it or the Company as soon as practical and in any event before the Effective Time, and use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Acquisition pursuant to the Merger in accordance with the terms and conditions of this Agreement, and applicable law.
9.4    Subscription Receipt Escrow Agreement.
KFS shall cause KAI to issue the Release Certificate (as that term is defined in the Escrow Agreement) upon the satisfaction of all the conditions precedent set forth in Section 10.2. Neither the Company nor KAI shall agree to any amendments to the Escrow Agreement or Subscription Receipt Agreement without the prior written consent of JJR VI.
9.5    Affiliate Investment.
KFS shall cause the investment in KFS Capital LLC held by ASI to be transferred to an Affiliate of KFS for a cash amount equal to its carrying value immediately prior to Closing.
Article 10
CONDITIONS PRECEDENT
10.1    Conditions for the Benefit of JJR VI.
The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Effective Time, which conditions are for the exclusive benefit of JJR VI and may be waived, in whole or in part, by JJR VI in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Company and KFS contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement, or the Ancillary Agreement, as applicable and shall be true and correct as of the Effective Time in all material respects (save and except for any representation or warranty already qualified by materiality which shall be true and correct in all respects) with the same force and effect as if such representations and warranties had been made on and as of such time except as affected by transactions contemplated or permitted by this Agreement.

(b)
Performance of Obligations. The Company and KFS shall have performed, fulfilled or complied with, in all material respects, all of their obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by them at or prior to the Effective Time.

(c)
No Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Material Adverse Effect in any of the Company, ACIC or ASI, financial or otherwise, prior to the Effective Time.

(d)
Officer’s Certificate. JJR VI shall have received a certificate of the Company and KFS at the Closing signed by a senior officer of each and confirming that the conditions in subsections 10.1(a), (b) and (c) have been satisfied.

(e)	Approvals and Consents. All Required Consents and Approvals shall have been obtained or given on terms acceptable to JJR VI acting reasonably.

(f)	Deliveries. The Company and KFS shall have delivered or caused to be delivered to JJR VI the closing documents as set forth in Section 11.2 in a form satisfactory to JJR VI acting reasonably.

(g)
Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to JJR VI, acting reasonably, and JJR VI shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary final and non‑appealable proceedings in connection therewith.

(h)
Private Placement. The Subscription Receipts shall have been exchanged in accordance with their terms into Company Common Shares and Company Warrants, and the proceeds of the Private Placement of $7,970,005 shall have been received by the Company from Equity as escrow agent.

(i)	Continuance and Consolidation. The Continuance and Consolidation shall have been completed.

(j)	Premises. The Company shall have entered into the UCC Lease Agreement in substantially the form attached hereto as Schedule 10.1(j).

(k)
Tax‑Sharing Arrangements. All tax‑sharing agreements or similar agreements with respect to or involving the Company or its subsidiaries (including, for greater certainty, the amended and restated Kingsway affiliated group tax allocation agreement effective October 30, 2009 referenced on Schedule 10.1(o) of the Disclosure Letter hereto) shall be terminated as of the Closing and after the Closing, the Company and its subsidiaries shall not be bound thereby or have any liability thereunder and such agreements shall have no further effect for any taxable period (whether the current year or any past or future period).

(l)	Transition Services Agreement. KFS shall have entered into the Transition Services Agreement with the Company in substantially the form attached hereto as Schedule 10.1(l).

(m)
Director and Officer Release. Each of Roger T. Beck, Stephen P. Marsden, Hassan Baqar, D. Ann Brooks and Leeann H. Repta shall have provided a full and final release to the Company, ACIC and/or ASI, as applicable, on terms satisfactory to JJR VI.

(n)	Surviving Agreements. The KFS Surviving Agreements shall remain in full force and effect, unamended on the Effective Date.

(o)	Terminating Agreements. The KFS Terminating Agreements shall have been terminated on terms satisfactory to JJR VI without cost or penalty to the Company and/or its subsidiaries.

(p)	Assigning Agreements. The KFS Assigning Agreements shall have been assigned to the Company, ACIC and/or ASI, as applicable, on terms satisfactory to JJR VI.

(q)	Intellectual Property. The KFS Transferred Intellectual Property shall have been transferred or licensed to the Company, ACIC or ASI, as applicable, on terms satisfactory to JJR VI.

(r)
Indebtedness. There shall be no debts or amounts owing by the Company, ACIC or ASI to KFS or any Affiliate thereof or any past or present officer, director or employee of the Company, ACIC, ASI, KFS or an Affiliate thereof. The KAI Notes and Subordinated Surplus Debentures shall have been repaid in full or otherwise eliminated.

(s)	Building Expense Subsidy Agreement. KAI and the Company shall have entered into the Building Expense Subsidy Agreement in substantially the form attached hereto as Schedule 10.1(s).

(t)	Adverse Development Agreement. KFS and the Company shall have entered into the Adverse Development Agreement in substantially the form attached hereto as Schedule 10.1(t).

(u)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than JJR VI or KFS or any of their respective Affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or any of the Acquisition Agreements.

(v)
Change in Law. Since the date of this Agreement, no law, proposed law or any change in any law or in the interpretation or enforcement of any law shall have been introduced, enacted or announced, the effect of which would be to prevent JJR from, or to increase materially the cost to JJR of, completing the transaction contemplated in this Agreement or any of the Acquisition Agreements.

(w)
Tax Obligations. The Company shall have delivered to JJR VI a properly executed statement that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying JJR VI’s obligations, if any, under Treasury Regulations Section 1.1445‑2(c)(3). In addition, simultaneously with delivery of such statement, the Company shall have provided to JJR VI a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897‑2(h)(2) along with written authorization for JJR VI to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

10.2    Conditions for the Benefit of the Company and KFS.
The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Effective Time, which conditions are for the exclusive benefit of the Company and KFS and may be waived, in whole or in part, by the Company and KFS in their sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of JJR VI contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement or the Ancillary Agreement, as applicable, and shall be true and correct as at the Effective Time in all material respects (save and except for any representation or warranty already qualified by materiality, which shall be true and correct in all respects) with the same force and effect as if such representations and warranties had been made at such time except as affected by transactions contemplated or permitted by this Agreement.

(b)
Performance of Obligations. JJR VI shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by JJR VI at or prior to the Effective Time.

(c)
No Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Material Adverse Effect in JJR VI, except for a decrease in JJR VI’s working capital position necessary to facilitate the Acquisition.

(d)
Officer’s Certificate. The Company and KFS shall have received a certificate of JJR VI as at the Closing signed by a senior officer or director and confirming that the conditions in subsections 10.2(a), (b) and (c) have been satisfied.

(e)
Approvals and Consents. All Required Consents and Approvals shall have been obtained or given on terms acceptable to the Company and KFS acting reasonably. The Consolidation and the Continuance, including the filing of the Cayman Articles, shall have occurred.

(f)
Deliveries. JJR VI shall have delivered or caused to be delivered to the Company and KFS the closing documents as set forth in Section 11.3 in a form satisfactory to the Company and KFS, as applicable, acting reasonably.

(g)
Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to the Company and KFS, acting reasonably, and the Company and KFS shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(h)	Registration Rights Agreement. JJR VI shall have executed a registration rights agreement (the “Registration Rights Agreement”) on terms and conditions acceptable to KFS and JJR VI acting reasonably.

(i)	Records Retentions Agreement. The Company shall have entered into a records retentions agreement with KAI on terms satisfactory to KFS and JJR VI acting reasonably.

(j)
Opinion. KFS shall have received an opinion of Cayman counsel to JJR VI that the Resulting Issuer Ordinary Shares, the Resulting Issuer Restricted Voting Shares and the Resulting Issuer Preferred Shares to be issued on the Merger shall have been validly issued.

(k)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than JJR VI or KFS or any of their respective Affiliates) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or any of the Acquisition Agreements.

(l)
Change in Law. Since the date of this Agreement, no law, proposed law or any change in any law or in the interpretation or enforcement of any law shall have been introduced, enacted or announced, the effect of which would be to prevent KFS or the Company from, or to increase materially the cost to KFS or the Company of, completing the transaction contemplated in this Agreement or any of the Acquisition Agreements.

Article 11
CLOSING
11.1    Time of Closing.
The Closing of the transactions contemplated herein shall be completed at the offices of Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Toronto, Ontario on the Closing Date, or at such other time and/or place as may be mutually agreed upon by the Parties hereto.
11.2    KFS and Company Closing Documents.
On the day of Closing, KFS and the Company shall deliver to JJR VI the following documents:

(a)	certificates evidencing the Company Common Shares, Company Preferred Shares and Company Warrants;

(b)	a certified copy of the resolutions of the directors and/or shareholders, as required, of the Company and KFS approving and authorizing the transactions herein contemplated;

(c)	a certified copy of the charter documents and by‑laws of the Company, ACIC and ASI;

(d)	executed copies of the Building Expense Subsidy Agreement, Adverse Development Agreement, Transition Services Agreement and the UCC Lease Agreement;

(e)	evidence of the termination of the KFS Terminating Agreements and the assignment to the Company, ACIC and/or ASI of the KFS Assigning Agreements; and

(f)
such other certificates, instruments and documents as may be reasonably requested by JJR VI prior to the Closing to evidence the satisfaction of the conditions precedent and to carry out the intent and purposes of this Agreement.

11.3    JJR VI’s Closing Documents.
On the day of Closing, JJR VI shall deliver to the Company the following documents:

(a)	a certified copy of the resolutions of the directors and shareholders, as required, of JJR VI and Subco approving and authorizing the transactions herein contemplated;

(b)	a certified copy of the charter documents and by‑laws of JJR VI and Subco;

(c)	evidence of the conditional approval of the TSXV of the Acquisition;

(d)	an executed copy of the Registration Rights Agreement; and

(e)
such other certificates, instruments and documents as may be reasonably requested by the Company and KFS prior to the Closing to evidence the satisfaction of the conditions precedent and to carry out the intent and purposes of this Agreement.

Article 12
TERMINATION
12.1    Target Alternative Transaction.
In the event that KFS or an affiliate of KFS (including KAI, the Company, ACIC or ASI) receives a bona fide offer, whether written or oral, (an “Offer”) from a third party to acquire assets or shares of the Company, ACIC or ASI (collectively, the “Target”), directly or indirectly, including in the event of a financing of Target, or to enter into an arrangement or agreement which would materially interfere with the Merger which KFS, Target or an affiliate of KFS or Target wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party (a “Target Alternative Transaction”), then KFS shall provide forthwith a copy of the Offer to JJR VI or if made orally, a written summary of the Offer (and in any event within one business day following receipt thereof) and KFS may terminate this Agreement upon written notice to the Company and JJR VI. Upon termination of this Agreement by KFS by written notice to JJR VI (the “KFS Termination”) or upon KFS, Target or an affiliate of either entering into an agreement, including a letter of intent (the “Target Alternative Transaction Agreement”), directly or indirectly, at any time following the date of this Agreement and prior to January 31, 2011, with respect to the Target Alternative Transaction, KFS shall forthwith provide JJR VI with a copy of the Target Alternative Transaction Agreement.
12.2    Termination.
In addition to the rights of termination in Section 12.1, this Agreement also may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of the Parties hereto;

(b)
by any Party by notice to the other Parties if the Merger has not been consummated by 5:00 p.m. (Toronto time) on the Final Date (provided that the right to terminate this Agreement under this subsection 12.2(b) shall not be available to any Party whose breach of or failure to (or whose Affiliate’s breach of or failure to) fulfill any obligation under this Agreement has been a principal cause, or resulted in, the failure of the Merger to occur on or before the Final Date);

(c)
by JJR VI by notice to the other Parties if any condition set out in Section 10.1 has not been satisfied (or is incapable of being satisfied) or has not been waived on or before the time of Closing provided, however, that the right to terminate this Agreement under this subsection 12.2(c) shall not be available to JJR VI if its failure or the failure of an Affiliate to perform any material covenant, agreement or obligation hereunder has been a principal cause, or resulted in, the failure of the Closing to occur on or before such date; or

(d)
by the Company or KFS by notice to the other Parties if any condition set out in Section 10.2 has not been satisfied (or is incapable of being satisfied) or has not been waived on or before the time of Closing provided, however, that the right to terminate this Agreement under this subsection 12.2(d) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any material covenant, agreement or obligation hereunder has been a principal cause, or resulted in, the failure of the Closing to occur on or before such date.

12.3    Reimbursement of Expenses.
KFS shall, within ten (10) Business Days following the earlier of (a) a KFS Termination or (b) the entering into of the Target Alternative Transaction Agreement, make a cash payment to JJR VI in the amount of $500,000, which payment shall constitute full and final compensation and remedy to JJR VI for any breach or the non‑performance of this Agreement and any and all fees and expenses associated therewith. The Parties agree that the payment represents a genuine pre‑estimate of damages with respect to the termination of this Agreement and is not a penalty. Each Party irrevocably waives any right that it may have to raise as a defence that any liquidated damages are excessive or punitive.
12.4    Effect of Termination.
In the event of termination of this Agreement, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any Party, or their respective officers, directors, shareholders or Affiliates to perform its obligations hereunder; provided that (a) no such termination shall relieve any Party from liability or limit or affect any right or cause of action for any breach of this Agreement including from any inaccuracy in the representations and warranties and any non‑performance of the covenants; (b) KFS shall make the cash payment required by Section 12.3, if applicable; and (c) the provisions of Sections 7.5, 8.5, 12.1, 12.3 and Section 15.6 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
Article 13
INDEMNIFICATION
13.1    Indemnities by the Company.
KFS shall fully indemnify, defend and hold harmless JJR VI and its subsidiaries, officers, directors and shareholders (collectively, the “JJR Indemnified Parties”) from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense (including judicial or administrative actions, suits or proceedings, and including interest, penalties, professional fees and disbursements) (collectively, “Claims”) arising out of any misrepresentation or breach of any warranty or covenant by KFS or the Company under this Agreement or any Ancillary Agreement, including, for greater certainty, any Claims resulting from KFS’ entering into this Agreement and the consummation of the transactions contemplated hereby or the disposition by KFS of its interest in ACIC and ASI to the Company including any Claim arising from a class action, oppression or other suit brought by one or more shareholders of KFS. In each case, such indemnity shall include, without limitation, reasonable legal fees and expenses in connection with any action or proceeding against the JJR Indemnified Parties in any third party action or proceeding for which indemnification by KFS is required. For greater certainty and for the purposes of avoiding duplication, adverse development pursuant to the Adverse Development Agreement shall not constitute a Claim and shall be dealt with pursuant to the Adverse Development Agreement.
13.2    Indemnities by JJR VI.
JJR VI shall fully indemnify, defend and hold harmless each of KFS and its subsidiaries and their respective subsidiaries, officers, directors and shareholders (collectively, the “KFS Indemnified Parties”), as the case may be, from and against any Claims arising out of any misrepresentation or breach of any warranty or breach of any covenant by JJR VI under this Agreement or any Ancillary Agreement, including, for greater certainty, any Claim resulting from JJR VI entering into this Agreement and the consummation of the transactions contemplated hereby. In each case, such indemnity shall include, without limitation, reasonable legal fees and expenses in connection with any action or proceeding against the KFS Indemnified Parties in any third party action or proceeding for which indemnification by JJR VI is required.
13.3    Agency for Representatives.
Each Party agrees that it accepts each indemnity in favour of any of its Indemnified Parties as agent and trustee of each. Each Party agrees that a Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on their behalf.
13.4    Indemnification Procedure: Third Party Claims.

(a)
If any legal proceeding is initiated, or any claim is asserted, by a third party (a “Third Party Claim”) against a JJR Indemnified Party or a KFS Indemnified Party, as the case may be, (the “Indemnified Person”) and the Indemnified Person proposes to demand indemnification from a Party (the “Indemnifying Party”), the Indemnified Person shall immediately give notice to that effect to the Indemnifying Party. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice caused to the Indemnifying Party by such failure or delay. From the time the Indemnified Person receives notice of the Third Party Claim, the Indemnified Person shall protect its rights and the rights of the Indemnifying Party in respect of such Third Party Claim.

(b)
After the Closing, as between the Parties, KFS shall exercise at its expense, control over the handling, disposition and settlement of any audit, investigation or similar proceeding in respect of any taxes due or payable by the Company for which KFS may be liable or against which KFS may be required to indemnify JJR VI (a “Tax Proceeding”). JJR VI shall notify KFS in writing promptly upon receiving written notice of any such Tax Proceeding. If KFS fails, within a reasonable time, to exercise control over the Tax Proceeding, JJR VI may, in its sole discretion, assume control of the Tax Proceeding at its expense.

(c)
The Indemnifying Party has the right (but not the obligation), by notice to the Indemnified Person given not later than thirty (30) days after receipt of the notice described in subsection 13.4(a), to assume control of the defence, compromise or settlement of the Third Party Claim.

(d)	Upon the assumption of control by the Indemnifying Party:

(i)	the Indemnifying Party will proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnifying Party’s sole cost and expense;

(ii)	the Indemnifying Party will keep the Indemnified Person advised with respect to the defence, compromise or settlement of the Third Party Claim; and

(iii)
the Indemnified Person may retain separate co counsel at its sole cost and expense, and may participate in the defence of the Third Party Claim (provided the Indemnifying Party will continue to control such defence).

(e)
The Indemnifying Party will not enter into any compromise or settlement with respect to a Third Party Claim or a Tax Proceeding without the consent of the Indemnified Person (which consent may not be unreasonably or arbitrarily withheld or delayed).

(f)
The Indemnified Person shall co‑operate with the Indemnifying Party, make available to the Indemnifying Party all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary or desirable to enable the Indemnifying Party to conduct its defence of the Third Party Claim or to handle, dispose of or settle a Tax Proceeding.

(g)
If the Indemnifying Party fails to give the Indemnified Person the notice provided in subsection 13.4(c), the Indemnified Person may, in its sole discretion, assume control of the defence, compromise or settlement of the Third Party Claim and retain such counsel as it may deem appropriate, the whole at the Indemnifying Party’s sole cost and expense.

(h)
If the Indemnified Person assumes control pursuant to subsection 13.4(g), any settlement, compromise or other final determination of the Third Party Claim will be binding upon the Indemnifying Party subject to the right of the Indemnifying Party to dispute that indemnification is required pursuant to this Agreement.

13.5    Duty to Mitigate and Subrogation.

(a)
The Indemnified Person must, and nothing in this Agreement in any way is intended to restrict or limit the obligation at law or otherwise of the Indemnified Person to, mitigate any damages which it may suffer or incur by reason of (i) the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement, or (ii) the occurrence of any indemnifiable event pursuant to the Agreement. The amount of damages under this Article 13 will be determined net of any amounts recovered or recoverable by the Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements. The Indemnified Person shall take all commercially reasonable steps to seek such recovery. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable damages.

(b)
The Indemnified Person shall, to the extent permitted by law, subrogate its rights and, to the extent applicable, the rights of the Company relating to any Third Party Claim to the Indemnifying Party and shall make or permit to be made all counterclaims and join to any litigation all other Persons as may be reasonably required by the Indemnifying Party, the whole at the cost and expense of the Indemnifying Party.

(c)
In determining the amount of Damages for which a claim may be made under this Article 13, if a deduction, tax credit, loss carry over or other amount (each a “Tax Benefit”) of the Indemnified Person is utilized to reduce the amount of income, taxable income or tax payable for any taxation year in which a liability or claim is realized or, but for the utilization of such Tax Benefit, would be realized, the amount of the liability or claim shall be determined without taking into account any such Tax Benefit.

13.6    Limitations on Liability.
Notwithstanding the foregoing provisions of this Article 13:

(a)
KFS shall have no liability under this Article 13 and no damages may be recovered from KFS under this Article 13 unless the Claims of the JJR Indemnified Parties exceed in the aggregate $100,000. In the event such Claims exceed $100,000, KFS shall be liable for all such Claims, including the initial $100,000. Further, the liability of KFS in respect of Claims for damages under this Article 13 shall not exceed in the aggregate $7,967,005. Such limitations, however, shall have no application to any Claim by JJR VI Indemnified Parties in respect of an intentional breach of this Agreement or any Ancillary Agreement by KFS or KFS’ fraudulent or deceitful act.

(b)
JJR VI shall have no liability under this Article 13 and no damages may be recovered from JJR VI under this Article 13 unless the Claims of the KFS Indemnified Parties exceed in the aggregate $100,000. In the event such Claims exceed $100,000, JJR VI shall be liable for all such Claims, including the initial $100,000. Further, the liability of JJR VI in respect of Claims for damages under this Article 13 shall not exceed in the aggregate $2,000,000. Such limitations, however, shall have no application to any Claim by KFS Indemnified Parties in respect of an intentional breach of this Agreement or any Ancillary Agreement by JJR VI or JJR VI’s fraudulent or deceitful act.

13.7    Direct Claims.
A Claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice (setting out in reasonable detail the factual basis for the Claim and the amount of potential damages arising therefrom) to the Party from whom indemnification is sought within the periods specified in Article 6 of this Agreement and will be subject, at all times, to the provisions of Sections 13.5, 13.6 and 13.9.
13.8    General Limitations.
JJR VI and KFS shall have no liability to a KFS Indemnified Party or JJR Indemnified Party (each an “Indemnified Party”), as applicable hereunder:

(a)	in respect of any matter or thing done or omitted to be done by or at the direction or with the consent of the Indemnified Party; and

(b)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing in this Agreement or an Ancillary Agreement.
13.9    Indemnification Sole Remedy.
Subject to Article 12, and except in respect of Section 14.1, Section 14.2, Section 14.4 and Section 14.6 for a claim for specific performance or injunctive relief, and as otherwise expressly provided in this Agreement or in any Ancillary Agreement, the indemnifications provided for in this Article 13 constitute the sole remedy available to the KFS, the Company and JJR VI from and after the Closing Date with respect to any and all breaches or failures of representations, warranties, covenants, conditions, agreements or obligations contained in this Agreement and the Ancillary Agreements. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have against the other Parties relating to the subject matter of this Agreement.
Article 14
ADDITIONAL COVENANTS
14.1    Non‑Solicitation.

(a)
For a period of three (3) years following the Closing Date, KFS shall not, directly or indirectly, and shall ensure that its Affiliates (other than the Company, ACIC, or ASI) do not, either alone or in concert with any Person, solicit, market, sell, underwrite or service commercial automobile liability and commercial auto physical damage insurance using the rates, forms and pricing methodologies developed by the Company or as filed by ACIC and/or ASI in states where they are licensed to write business on the Closing Date. For the avoidance of doubt, business of the type written by KFS Affiliates on the Closing Date, other than the Company, ACIC or ASI, is not considered competing business. It is understood that KFS will not use information that was only available to it as a result of ownership of the Company, ACIC or ASI, to enhance or otherwise modify the nature of business written by KFS or its Affiliates to make those products similar to the Company’s, ACIC’s or ASI’s. Pricing methodologies developed by KFS or its Affiliates relating to Truck Insurance remain the property of KFS or its Affiliates post‑Closing, whether or not resources of the Company, ACIC or ASI were involved in the development of Truck Insurance‑related business, and it is not considered a violation of this Agreement for KFS or its Affiliates to solicit, market, sell, underwrite or service Truck Insurance. For purposes of this subsection, “Truck Insurance” means insurance where the subject of coverage is semi‑truck, semi‑truck and trailer or other similar vehicles used for the transport of cargo where vehicle weights are typically greater than 30,000 pounds.

(b)
For a period of three (3) years following the Closing Date, KFS shall not, directly or indirectly, and shall ensure that its Affiliates do not, directly or indirectly, solicit, induce or entice for employment, engagement or retainer, any executive, officer or employee of the Company, ACIC or ASI or otherwise persuade or influence, or in any manner attempt to persuade or influence, any such executive, officer or employee to terminate or discontinue his, her or its employment, engagement or retainer with the Company, ACIC or ASI, to alter his or her relationships with the Company, ACIC or ASI, or to become employed, engaged or retained by any Person other than the Company, ACIC or ASI. This subsection 14.1(b) does not apply to the employment of any Person (including, for greater certainty, a Transferred Employee) where contact with KFS in such regard was initiated by (i) the Person, in response to an advertisement or otherwise, or (ii) a recruitment agency that was not directed to solicit executives, officers or employees of the Company, ACIC or ASI.

14.2    Assurances.
KFS:

(a)	acknowledges and agrees that it has carefully considered, with the assistance of its counsel, the nature and extent of the restrictive covenants set forth in Section 14.1;

(b)
acknowledges and agrees that the provisions of Section 14.1 are reasonable and necessary to protect and preserve JJR VI’s interests in and right to use the Assets and operate the business of the Company from and after Closing;

(c)
irrevocably waives (and agrees not to raise) as a defence any issue of reasonableness (including the reasonableness of the territory or the duration and scope of the covenants) in any proceeding to enforce the provisions of Section 14.1;

(d)	acknowledges and agrees that JJR VI may suffer irreparable harm if KFS or any of its Affiliates breach any of their obligations set out in Section 14.1; and

(e)	acknowledges and agrees that monetary damages may not be a sufficient remedy for a breach of the provisions of Section 14.1.
Accordingly, in the event of a breach or threatened breach by KFS or any of its Affiliates of Section 14.1, in addition to any remedy provided for at law or in equity, JJR VI and its Affiliates shall be entitled to seek equitable relief, including an interim injunction, interlocutory injunction and permanent injunction or specific performance or both.
14.3    Tax Losses.
The Parties agree that (i) to the extent that the unified loss rules of Internal Revenue Service Regulations Section 1.1502‑36 apply to the Merger, and (ii) the application of such rules would result in the Company, ACIC and ASI, upon their exit from the KAI consolidated federal income tax return, receiving in the aggregate net operating loss carry forwards of less than US$38,975,400, then KFS agrees to cause KAI to work with the Company to make such elections (to the extent allowable by law) that would result in the Company, ACIC and ASI receiving net operating loss carry forwards of at least US$38,975,400 in the aggregate. Notwithstanding the preceding sentence, KAI shall not be obligated to transfer net operating loss carry forwards in the first sentence of this Section 14.3 in excess of the amount of net operating loss carry forwards allocable to the Company, ACIC and ASI that existed immediately prior to the Merger. The Parties further agree that KAI shall be allowed (to the extent allowable by law) to make the elections necessary to retain for the benefit of KAI and its Affiliates those net operating loss carry forwards attributable to the Company, ACIC and ASI that are not otherwise allocated to the Company, ACIC and ASI in the first sentence of this Section 14.3. The Parties agree to co‑operate on a best efforts basis and to make such filings and elections as are required or necessary to give effect to this Section 14.3. In the event that the election set forth in the first sentence of this Section 14.3 will be detrimental to KAI and its Affiliates, KFS agrees to work in good faith with the Company to modify such election. The Parties acknowledge that the stock of KFS is widely held and that there has been a significant amount of trading activity in the stock of KFS over the last twelve to eighteen months. The Parties acknowledge that it is possible that this trading activity may have caused a limitation on the amount of the tax losses that would have otherwise been available to the Company, ASI, ACIC, SUGAT and/or Southern United Fire Insurance Company.
14.4    Voting.
Whenever the capital of the Resulting Issuer is divided into different classes and the holders of the Resulting Issuer Preferred Shares or Resulting Issuer Restricted Voting Shares have a right to consent to a matter separately as a Class other than pursuant to Article 14 of the Cayman Articles, KFS shall cause the holder of the Resulting Issuer Preferred Shares and the holder of the Resulting Issuer Restricted Voting Shares (provided the holder is KFS or an Affiliate of KFS) to vote their shares in accordance with the votes of the Resulting Issuer Ordinary Shares on the matter. In such event, KFS shall not or shall not permit the holder of the Resulting Issuer Preferred Shares or Resulting Issuer Restricted Voting Shares to exercise its dissent rights in respect of any such matter. Notwithstanding the foregoing, if the matter is one which would affect the particular Class in a manner that is different from the Resulting Issuer Ordinary Shares, and the difference is adverse to the holders of such Class, the holders of such Class shall not be obligated to vote their shares in accordance with the votes of the Resulting Issuer Ordinary Shares on the matter.
14.5    Non‑Assignable Contracts and Shared Contracts.

(a)
Neither this Agreement nor any Ancillary Agreement shall constitute an assignment or an attempted assignment of any Non‑Assignable Contract. KFS agrees to assign and to cause each Affiliate to assign any Non‑Assignable Contract to the Company, ACIC or ASI, as applicable, when such assignment is permitted and as the Company may from time‑to‑time direct. KFS shall, and shall cause each Affiliate to, deliver all notices, if any, required by the terms of the Non‑Assignable Contract in connection with the assignment thereof and use commercially reasonable efforts to obtain all consents required for the assignment to the Company, ACIC or ASI, as applicable, of the Non‑Assignable Contract.

(b)
In respect of Non‑Assignable Contracts, to the extent permitted by applicable law and the provisions of such Non‑Assignable Contract: (i) if any of the Non‑Assignable Contracts are not assignable by the terms thereof or consents to the assignment thereof have not been obtained prior to the Effective Time, such Non‑Assignable Contracts shall be held by KFS or the applicable Affiliate party thereto in trust for the Company, ACIC or ASI, as applicable, and all benefits and obligations existing thereunder shall be for the account of the Company, ACIC or ASI, as applicable; and (ii) KFS shall take, and shall cause any applicable Affiliate (if other than KFS) to take or cause to be taken such reasonable action in its name or otherwise as the Company may reasonably require so as to provide the Company, ACIC or ASI, as applicable, with the benefits thereof. KFS shall continue to use and cause its Affiliates to continue to use commercially reasonable efforts to obtain and deliver all remaining consents required for the assignment to the Company, ACIC or ASI, as applicable, of the remaining Non‑Assignable Contracts after the Effective Time.

(c)
KFS and the Company shall use commercially reasonable efforts to cause each of the Shared Contracts to be split into two contracts, one with respect to the rights relating to the business of KFS and the other with respect to the business of the Company, ACIC and/or ASI. Each reference in this Agreement relating to the assignment or non‑assignment of Non‑Assignable Contracts shall, as it pertains to Shared Contracts, be deemed to be a reference to the intended splitting of such Shared Contracts as described in this subsection.

14.6    Confidentiality.
From and after the Effective Time, KFS shall, and shall cause its Affiliates to, not use or disclose to any person (other than to its directors, officers and advisors who have a need to know in connection with the Acquisition and who have agreed to maintain such information in the strictest confidence), directly or indirectly all information, trade secrets or financial or business documents regarding the Company, ACIC or ASI or their businesses or Assets (collectively the “Atlas Information”) except as permitted in this section. KFS acknowledges that the Atlas Information is vital, sensitive, confidential and proprietary to, the business carried on by the Company, ACIC and ASI and the use by, or unauthorized disclosure of the Atlas Information by KFS or its Affiliates would be materially prejudicial and detrimental to the interests of the Company, ACIC and ASI. The non‑disclosure obligations in this Section shall not restrict disclosure of Atlas Information where:

(a)	the Atlas Information becomes generally known to the public other than through a breach of this Agreement;

(b)
the Atlas Information being lawfully obtained by KFS, as applicable, from a third party or parties without breach of this Agreement by KFS or its Affiliates, as shown by documentation sufficient to establish the third party as a source of Atlas Information;

(c)	the disclosure is required by law; or

(d)	JJR VI has provided its prior written approval for such disclosure.
14.7    Conduct of Business on the Closing Date.
The Parties agree that the Company, ACIC and ASI shall not transact any business on the Closing Date other than those activities that would be conducted in the ordinary course.
Article 15
GENERAL
15.1    Counterparts.
This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.
15.2    Severability.
In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.
15.3    Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles therein. Each party irrevocably and unconditionally attorns to the exclusive jurisdiction of the courts of the Province of Ontario.
15.4    Successors and Assigns.
This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective successors and assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Parties.
15.5    Interpretation.

(a)	Schedules and Exhibits. The following Schedules attached to this Agreement and the Disclosure Letter are hereby incorporated by reference in this Agreement and form part hereof:
Schedule 1.1(a)    -    Company Financial Statements
Schedule 1.1(b)    -    JJR VI Financial Statements
Schedule 2.1(c)    -    Certificate of Merger
Schedule 3.12        -    Absence of Other Agreements
Schedule 8.6        -    Cayman Articles
Schedule 10.1(j)    -    UCC Lease Agreement
Schedule 10.1(l)    -    Transition Services Agreement
Schedule 10.1(s)    -    Building Expense Subsidy Agreement
Schedule 10.1(t)    -    Adverse Development Agreement

(b)
Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

15.6    Expenses.
Notwithstanding any other provision herein, each of the Parties hereto shall be responsible for their own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing this Agreement and all Ancillary Agreements or otherwise relating to the transactions contemplated herein. For the purposes of clarity, the Company shall be responsible for all listing fees in connection with any securities issued pursuant to the Acquisition.
15.7    Further Assurances.
Each of the Parties hereto will from time‑to‑time at all times hereafter at another Party’s request and without further consideration, do such acts and execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.
15.8    Entire Agreement.
This Agreement and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the Letter of Intent. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered at Closing pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered at Closing, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.
15.9    Notices.
Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent prepaid by facsimile or other similar means of electronic communication addressed as follows:
in the case of notice to JJR VI or Subco:
JJR VI Acquisition Corp.
5 Hazelton Avenue
Suite 300
Toronto, ON M5R 2E1
Attention: Jordon Kupinsky
Tel:    416 972 6294
Fax:    416 972 6208
with copies to:
Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, ON M5H 2T6
Attention: Rubin Rapuch
Tel:    416 868 3447
Fax:    416 364 7813
in the case of notice to KFS:
Kingsway Financial Services Inc.
45 St. Clair Avenue West
Suite 400
Toronto, ON M4V 1K9
Attention: Larry Swets
Tel:    905 677‑8889
Fax:    905 677‑5008
with copies to:
Ogilvy Renault LLP
Royal Bank Plaza, South Tower
200 Bay Street
Suite 3800, P.O. Box 84
Toronto, ON M5J 2Z4
Attention: Paul Fitzgerald
Tel:    416 216 3941
Fax:    416 216 3930
in the case of notice to the Company:
American Insurance Acquisition Inc.
1209 Orange Street
Wilmington, New Castle
Delaware, U.S.A. 19801
Attention: Scott Wollney
Tel:    847 700 8600
Fax:    847 228 2580
with copies to:
Ogilvy Renault LLP
Royal Bank Plaza, South Tower
200 Bay Street
Suite 3800, P.O. Box 84
Toronto, ON M5J 2Z4
Attention: Paul Fitzgerald
Tel:    416 216 3941
Fax:    416 216 3930
Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)
if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and

(c)	if sent by facsimile, be deemed to have been given, sent, delivered and received on the date if sent prior to 5:00 p.m. on a Business Day, if not on the next Business Day.
15.10    Waiver.
Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.
15.11    Amendments.
No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.
15.12    Remedies Cumulative.
Except as provided herein, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.
15.13    Currency.
Unless otherwise indicated, all dollar amounts referred to in this Agreement are in the lawful money of Canada.
15.14    Number and Gender.
In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)
words importing the use of any gender shall include all genders where the context or the Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

15.15    Knowledge.
Where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of the Company or words to like effect in this Agreement, such shall mean the actual knowledge of the Company Officers after due inquiry, including due inquiry of officers of the subsidiaries of the Company.
Where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of KFS or words to like effect in this Agreement, such shall mean the actual knowledge of the KFS Officers after due inquiry, including due inquiry of officers of the subsidiaries of KFS.
Where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of JJR VI or words to like effect in this Agreement, such shall mean the actual knowledge of Jordan Kupinsky after due inquiry.
15.16    Time of Essence.
Time shall be of the essence hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the date first above written.

JJR VI ACQUISITION CORP.
By:	/s/ Jordan Kupinsky
Name: Jordan Kupinsky
Title: Director
KINGSWAY FINANCIAL SERVICES INC.
By:	/s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr.
Title: President & CEO
By:	/s/ William A. Hickey, Jr.
Name: William A. Hickey, Jr.
Title: Chief Operating Officer
AMERICAN INSURANCE ACQUISITION INC.
By:	/s/ Scott D. Wollney
Name: Scott D. Wollney
Title: President
ATLAS ACQUISITION CORP.
By:	/s/ Jordan Kupinsky
Name: Jordan Kupinsky
Title: Director

Schedule 1.1(a)
Company Financial Statements

Schedule 1.1(b)
JJR VI Financial Statements

Schedule 2.1(c)
Certificate of Merger

Schedule 3.12
Absence of Other Agreements

1.	CPC Escrow Agreement dated as of January 28, 2010 among JJR VI, Equity and certain shareholders of JJR VI.

2.	Agency Agreement dated as of January 28, 2010 between JJR VI and Macquarie Private Wealth Inc.

3.	Transfer Agency and Registrarship Agreement dated as of January 27, 2010 between JJR VI and Equity.

Schedule 8.6
Cayman Articles

Schedule 10.1(j)
Form of UCC Lease Agreement

Schedule 10.1(l)
Form of Transition Services Agreement

Schedule 10.1(s)
Form of Building Expense Subsidy Agreement

Schedule 10.1(t)
Form of Adverse Development Agreement